    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 3, 1999

                                          REGISTRATION STATEMENT NO. 333-[     ]
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                           --------------------------

                              NETJEWELS.COM, INC.
                  (Name of issuer as specified in its charter)
                         ------------------------------

                DELAWARE                                    3911                                   98-0211492
        (State of Incorporation)                (Primary Standard Industrial                (IRS Employer I.D. No.)
                                                  Classification Code No.)

                           --------------------------

                               1001 PETROLIA ROAD
                      NORTH YORK, ONTARIO, CANADA M3J 2X7
                                 (416) 665-8844
         (Address and Telephone Number of Principal Executive Offices)
                         ------------------------------

                        GERSTEN SAVAGE & KAPLOWITZ, LLP
                              101 EAST 52ND STREET
                            NEW YORK, NEW YORK 10022
                                 (212) 752-9700
           (Name, address and telephone number of agent for service)
                         ------------------------------

                                   COPIES TO:

               JAY M. KAPLOWITZ, ESQ.                               LAWRENCE B. FISHER, ESQ.
          GERSTEN SAVAGE & KAPLOWITZ, LLP                      ORRICK, HERRINGTON & SUTCLIFFE LLP
                101 EAST 52ND STREET                                    666 FIFTH AVENUE
              NEW YORK, NEW YORK 10022                              NEW YORK, NEW YORK 10103
                   (212) 752-9700                                        (212) 506-5000
              (212) 980-5192 FACSIMILE                              (212) 506-5151 FACSIMILE

                           --------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this registration statement.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                           --------------------------

                        CALCULATION OF REGISTRATION FEE

                                                NUMBER OF      PROPOSED MAXIMUM    PROPOSED MAXIMUM       AMOUNT OF
                                              SHARES TO BE      OFFERING PRICE    AGGREGATE OFFERING    REGISTRATION
                                               REGISTERED         PER SHARE            PRICE(1)              FEE
Common Stock...............................     2,200,000           $12.00            26,400,000          7,339.20
Representative's Warrants..................       220,000           $.0001                 22.00                 0(2)
Common Stock Underlying Representative's
  Warrants (3).............................       220,000           $14.40             3,168,000            880.71
Common Stock Issuable on Representative's
  Over-Allotment Option (4)................       330,000           $12.00             3,960,000          1,100.88
Total Registration Fee.....................                                                               9,320.79

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) under the Securities Act of 1933, as amended.

(2) None pursuant to Rule 457(g).

(3) Represents shares issuable upon exercise of warrants to be issued to the Representative. Includes any shares that may be issued pursuant to the anti-dilution provisions of the representative's warrants.

(4) Represents shares issuable upon the exercise of the Representative's option to cover over-allotments.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A) MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF SUCH STATE.

                  SUBJECT TO COMPLETION DATED NOVEMBER 3, 1999

PROSPECTUS

                              NETJEWELS.COM, INC.
                        2,200,000 SHARES OF COMMON STOCK

    This is an initial public offering of 2,200,000 shares of common stock of NetJewels.com, Inc. We anticipate that the initial public offering price will be between $10.00 and $12.00 per share.

    Prior to this offering, there has been no public market for our common stock. We intend to file an application to have our common stock listed on the Nasdaq National Market, under the symbol "NTJL."

    PLEASE SEE "RISK FACTORS" BEGINNING ON PAGE 5 TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE BUYING SHARES OF OUR COMMON STOCK.

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED ON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                              PER SHARE    TOTAL
                                                              ---------   --------
Initial public offering price...............................  $           $
Underwriter's discount......................................  $           $
Proceeds before our expenses................................  $           $

                            ------------------------

    We have granted the underwriters an option for 45 days to purchase up to an additional 330,000 shares at the initial public offering price, less the underwriting discount, solely to cover over-allotments. The underwriters are offering the shares on a firm commitment basis.

    It is expected that the shares will be ready for delivery on or about
           , 1999.

                            ------------------------

                         SECURITY CAPITAL TRADING, INC.

                The date of this prospectus is            , 1999

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY, AND SHOULD BE READ IN CONJUNCTION WITH, THE MORE DETAILED INFORMATION AND OUR CONSOLIDATED FINANCIAL STATEMENTS AND THE NOTES ACCOMPANYING THE CONSOLIDATED FINANCIAL STATEMENTS APPEARING ELSEWHERE IN THIS PROSPECTUS.

THE COMPANY

    NetJewels.com, Inc. is a start-up Internet based retailer and wholesaler focused exclusively on jewelry and related products. By combining the expertise of our employees and strategic partner in the jewelry industry and our commitment to customer service with the benefits of Internet retailing, we intend to deliver our customers a first-rate shopping experience. Our online store offers an extensive selection of competitively priced jewelry including rings, earrings, pendants, bracelets, watches, chains, and accessories featuring over 5,000 different products. Most of the products offered at our online store range in price from $25 to $10,000, and we believe our products generally cater to the value conscious consumer. Our Web site features detailed product information and innovative merchandising through an intuitive and easy-to-use interface.

    Our total internet sales through August 31, 1999 have amounted to $265,245, in approximately 2,850 separate transactions, the majority of which have occurred on third-party Web sites.

    All of our products are currently supplied through an intercompany services agreement with DG Jewelry Inc., a manufacturer and distributor of stone-set jewelry in the middle market. DG is one of the major shareholders of our parent company, NetJewels.com Inc., an Ontario corporation, and DG's Chief Executive Officer is the Chairman of our Board of Directors and the father of both our CEO and our President and COO.

    OUR STRATEGY

    We seek to become the leading online retailer of jewelry and complementary products. In order to achieve this goal, we will implement the following strategies:

    - continually enhance our customers' experience at our online store;

    - offer a large product selection and continue to expand such selection;

    - ensure fast delivery;

    - continue to expand the product offering within our online store;

    - offer an on-line store which is available 24 hours a day 7 days a week and may be electronically visited from any PC with access to the Internet;

    - build brand awareness through advertising and promotion;

    - strengthen and expand our strategic alliances with third-party Web sites and content providers;

    - pursue acquisitions, joint ventures and other similar strategic investments and relationships with complementary businesses and companies;

    - continue to increase the number of Web sites in our affiliate network; and

    - continue to invest in technology to further develop state-of-the-art product, service and logistics platforms.

    OUR HISTORY

    We were incorporated in Delaware in June 1999 as Exite Jewelry.com, Inc. In October 1999, we changed our name to NetJewels.com, Inc. Our principal executive offices are located at 1001 Petrolia Road, North York, Ontario Canada M3J2X7 and our phone number is (416) 665-8844. From January 1999 until June 1999, our business was conducted through our parent company XiteJewelry.com Canada, incorporated in January 1999 which changed its name to NetJewels.com Inc. in August 1999. Prior to this offering, we were a wholy-owned subsidiary of NetJewels Canada. In

January 1999, we through NetJewels Canada, purchased all of the third party internet contracts of DG and began to develop our on-line store. DG has not obtained the consents of the third parties to this assignment. Our online store is located at www.NetJewels.com. Information contained on our Web pages does not constitute part of this prospectus.

INDUSTRY OVERVIEW

    The retail jewelry industry, which according to the U.S. Department of Commerce, generated $22.3 billion dollars in retail sales in 1998, grew at a 8.5% rate from the prior year. Internet and online commerce provides retailers with the opportunity to serve a rapidly growing market as consumers increasingly accept the Internet as an alternative shopping channel. Our management believes that jewelry and accessories will be one of the fastest online retail categories. Forrester Research predicts that online sales of jewelry and accessories will reach $140 million by 2001.

    We believe that traditional store-based retailers face a number of challenges in providing a satisfying shopping experience for purchasers of jewelry. These challenges include limited product selection, location and levels of customer service. As a result, we believe that many consumers will find the jewelry shopping experience more convenient over the Internet because of the larger selection, ability to customize selections and lower prices that can be offered online.

THE OFFERING

-    Common stock offered by us:............  2,200,000 shares

-    Common stock to be outstanding after
       offering:............................  5,500,000 shares

-    Use of proceeds:.......................  - Repayment of indebtedness;

                                              - Marketing and sales;

                                              - Acquisitions;

                                              - Technological and system upgrades;

                                              - Expansion of facilities; and

                                              - Working capital and general corporate purposes.

-    Proposed Nasdaq National Market
       Symbol:..............................  NTJL

    Except as noted, all of the information in this prospectus assumes that none of the following have been exercised:

    - the over-allotment option granted to the representative by us to purchase 330,000 additional shares;

    - warrants to purchase 220,000 shares of our common stock to be granted to the representative upon completion of this offering;

    - options available for grant to purchase 750,000 shares of our common stock pursuant to our 1999 stock option plan; and

    - currently outstanding warrants to purchase 100,000 shares of our common stock, at an exercise price of $.10 per share, held by our chairman.

                      SUMMARY CONSOLIDATED FINANCIAL DATA

    The financial information included in this prospectus may not necessarily be indicative of the financial position, result of operations and cash flow had we been operating as a separate stand-alone company during the periods presented.

    The following table summarizes the financial data for our business. The financial information in this prospectus includes figures, between January 1999 and June 1999, for our parent XiteJewelry.com Canada, which changed its name to NetJewels Canada.

                                                               YEAR ENDED
                                                              JUNE 30, 1999
                                                              -------------
STATEMENT OF OPERATIONS DATA:
Revenues....................................................       75,439
Cost and expenses...........................................      425,670
Operating income (loss).....................................     (350,231)
Net interest income (expense)...............................            0
Income (loss) from continuing operations....................     (350,231)
Net loss....................................................     (350,231)
Net loss applicable to common shares........................     (350,231)
Net loss per basic and diluted common share.................        (0.11)
Shares used in computing basic and diluted net loss per
  share.....................................................    3,300,000

                                                                       AS OF
                                                                   JUNE 30, 1999
                                                              ------------------------
                                                                ACTUAL     AS ADJUSTED
                                                              ----------   -----------

BALANCE SHEET DATA (AT PERIOD END):
Cash and cash equivalents...................................          68   19,045,921
Working capital (deficiency)................................  (2,204,885)  16,840,968
Total assets................................................   1,862,984   20,908,837
Total liabilities...........................................   2,213,147            0
Total shareholders' equity (deficiency).....................    (350,163)  18,695,690

                                  RISK FACTORS

    AN INVESTMENT IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. IN ADDITION TO OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS AND OTHER INFORMATION IN THIS PROSPECTUS BEFORE INVESTING IN OUR COMMON STOCK.

WE HAVE A SHORT OPERATING HISTORY WHICH MAKES IT DIFFICULT FOR YOU TO EVALUATE OUR BUSINESS AND PROSPECTS.

    DG commenced sales of jewelry on the internet in July 1998 as a separate business line of DG. Our parent company, NetJewels Canada was formed in January 1999. We operated our business through such parent company until our formation in June 1999 at which time we purchased all of the third party internet contracts of DG. We began selling products on our own Web site in July 1999. Accordingly, we have a limited operating history upon which you can evaluate our business and prospects. Our historical data is of limited value in projecting future operating results. An investor in our common stock must consider the risks and difficulties frequently encountered by early stage companies in new and rapidly evolving markets. These risks include our:

    - evolving business model;

    - competition;

    - need for increased customer acceptance of the online purchase of jewelry;

    - ability to maintain and expand our customer base;

    - need to continue to develop and upgrade our Web site, transaction-processing systems and network infrastructure;

    - ability to scale our systems and fulfillment capabilities to accommodate the growth of our business;

    - ability to access additional capital when required;

    - ability to develop and renew strategic relationships; and

    - dependence on the reliability and growing use of the Internet for commerce and communication and on general economic conditions.

    We cannot be certain that our business strategy will be successful or that we will successfully address these risks.

WE HAVE INCURRED A NET LOSS SINCE INCEPTION AND EXPECT TO INCUR SUBSTANTIAL NET LOSSES FOR THE FORESEEABLE FUTURE.

    Since inception, we have been operating at a loss. Our net loss of $350,231 for the year ended June 30, 1999, primarily relates to start-up costs. We expect that operating losses and negative cash flow will continue for the foreseeable future as we must invest in marketing and promotional activities, technology and operating systems. We do not know when and if we will achieve sufficient revenues in relation to expenses to become profitable.

    Our future profitability depends on generating and sustaining high revenue growth while maintaining reasonable expense levels. Slower revenue growth than we anticipate or operating expenses that exceed our expectations would harm our business. If we achieve profitability, we cannot be certain that we would be able to sustain or increase profitability in the future.

OUR CHAIRMAN, CEO AND PRESIDENT HAVE POTENTIAL CONFLICTS OF INTEREST.

    All of our common stock is owned by NetJewels Canada, which is owned 50% by DG and 25% by each of Daniel and Ben Berkovits. DG's continuing beneficial ownership of NetJewels Canada's common stock, the beneficial ownership of NetJewels Canada's common stock by Daniel and Ben Berkovits, and the role of Jack Berkovits as our chairman and the chairman and CEO of DG, and the beneficial ownership of DG common stock by Berkovits family members, could create conflicts of interest. Jack Berkovits is also a paid consultant to us. We have relied on DG to provide corporate, fulfillment, inventory supply, space-sharing and other administrative services. We are not DG's sole client. We will continue to receive those services pursuant to the intercompany services agreement with DG for the foreseeable future. If DG fails to adequately provide services to us or if we fail to develop management and financial systems, our business could suffer until we develop our own sufficient operational, administrative and other systems and infrastructure. In addition, in the event that we seek to renegotiate or renew the intercompany services agreement we may be prejudiced by the familial relationship between our executive officers and DG. We have not instituted any formal plan or arrangement to address potential conflicts of interest that may arise among us, DG, members of the Berkovits family and their respective affiliates.

OUR OPERATIONS ARE HEAVILY DEPENDENT UPON OUR INTERCOMPANY SERVICES AGREEMENT WITH DG.

    We currently obtain all of our products and a significant portion of our services from DG. If we are unable to obtain these products or services from DG for any reason, including the termination of the intercompany service agreement or DG's failure to perform its obligations under the intercompany service agreement, our business may suffer material damage.

    Pursuant the intercompany service agreement:

    - DG supplies merchandise to us at a price which is no greater than the price at which products are supplied to DG's best customers;

    - DG provides us with distribution and fulfillment of our orders through DG's distribution centers in Toronto, Canada and Cedar Knolls, New Jersey;

    - DG is required to maintain inventory levels sufficient to meet orders for products displayed on our Web site;

    - DG provides us with administrative and customer support services; and

    - DG takes responsibility for all product returns and warranties.

    Pursuant to the intercompany services agreement, we also contract for various additional services from DG and its subsidiaries including, among others, services for payroll processing, benefits administration, insurance including property and casualty, medical, dental and life, tax, merchandising, and telecommunications. In accordance with the terms of the intercompany service agreement, we have paid, and expect to continue to pay, fees to DG in an amount equal to $5,000 per month.

    Should our relationship with DG terminate or should DG encounter financial or other business difficulties that affect DG's ability to perform its obligations under the foregoing agreements, it would have a material adverse effect on our business. In this scenario, we would be forced to make alternative arrangements and rely on outside parties to fill these functions. We do not know if we would be able to secure these services from third parties on acceptable terms, if at all.

DG IS OUR SOLE SUPPLIER OF JEWELRY AND THUS WE ARE DEPENDENT UPON DG PRODUCING ATTRACTIVE MERCHANDISE IN SUFFICIENT QUANTITIES AND IN A TIMELY MANNER.

    DG is our sole supplier of jewelry. We are therefore dependent on consumer acceptance of the jewelry designs and products offered by DG. If DG fails to design jewelry that is attractive to consumers, it could have a negative effect on the demand for our products and services. We do not know if the intercompany service agreement were to be terminated, that we would be able to find an alternative, comparable supplier capable of providing product on terms satisfactory to us. In addition, to the extent that DG does not have sufficient capacity, is unable to satisfy our requirements on a timely basis, suffers a financial setback or a change in its strategic objectives, such an event could have a negative effect on the demand for our products and services and hurt our brand. DG supplies its products to numerous customers. We have the right to purchase products from sources other than DG, although we have no agreements or intentions of doing so at the present time.

WE ARE CONTROLLED BY OUR PARENT COMPANY'S PRINCIPAL STOCKHOLDER, DG, WHICH HAS FAMILIAL RELATIONSHIPS WITH OUR EXECUTIVE OFFICERS, AND AS SUCH YOU MAY HAVE NO EFFECTIVE VOICE IN OUR MANAGEMENT.

    Upon the completion of this offering, DG, through its ownership of fifty percent (50%) of NetJewels Canada, will beneficially own thirty percent (30%) of the issued and outstanding shares of our common stock. Daniel P. Berkovits, our CEO, and Ben Berkovits, our President and COO, will each beneficially own fifteen percent (15%) of us, through their ownership of NetJewels Canada. Daniel and Ben Berkovits are the children of Jack Berkovits, our chairman and CEO and chairman of DG. Accordingly, DG and the Berkovits family will collectively control us and will be able to exercise control over all matters requiring stockholder approval, including the election of all directors and approval of significant corporate transactions. If you purchase shares of our common stock, you may have no effective voice in our management.

IN ORDER TO EFFECTUATE OUR BUSINESS PLAN, WE WILL REQUIRE SUBSTANTIAL FUNDS AND WE MAY NEED AND BE UNABLE TO OBTAIN ADDITIONAL CAPITAL IN THE FUTURE, AND IF WE RAISE ADDITIONAL CAPITAL THROUGH THE SALE OF EQUITY SECURITIES YOU MAY EXPERIENCE DILUTION.

    We cannot assure you that we will be able to achieve our goals without additional capital or that we will be able to raise additional capital. Even if additional capital is obtained, we cannot assure you that we will be able to achieve our goals with additional capital, or that any new capital, if available, will be on favorable terms. We expect that the proceeds of this offering will be sufficient to implement our business plan for at least the 12 months following completion of this offering. However, we may need to raise additional capital in this period if our estimates of revenues, expenses and/or capital expenditures change or prove inaccurate in order for us to respond to unforeseen technological, operational or marketing hurdles or to take advantage of unanticipated opportunities. In the event that we raise additional capital through the sale of our equity securities you may experience dilution.

OUR FUTURE OPERATING RESULTS ARE UNPREDICTABLE AND MAY FLUCTUATE DUE TO A VARIETY OF FACTORS, MANY OF WHICH ARE BEYOND OUR CONTROL.

    As a result of our limited operating history, it is difficult to accurately forecast our sales and we have limited meaningful historical financial data upon which to base planned operating expenses. We base our current and future expense levels on our operating plans and estimates of future net sales. Sales and operating results are difficult to forecast because they generally depend on the volume and timing of the orders we receive. As a result, we may be unable to adjust our spending in a timely manner to compensate for any unexpected revenue shortfall. We may also be unable to increase our spending and expand our operations in a timely manner to adequately meet customer demand to the extent it exceeds our expectations.

    Our annual and quarterly operating results may be affected and may fluctuate significantly in the future due to a variety of factors, many of which are outside of our control. Factors that may harm our business or cause our operating results to fluctuate include the following:

    - our inability to obtain new customers at a reasonable cost, retain existing customers, or encourage repeat purchases;

    - decreases in the number of visitors to our Web site or our inability to convert visitors to our Web site into customers;

    - our inability to manage fulfillment operations;

    - our inability to adequately maintain, upgrade and develop our Web site, transaction-processing systems or network infrastructure;

    - the ability of our competitors to offer new or enhanced Web sites, services or products;

    - price competition;

    - the termination of existing, or failure to develop new, strategic marketing relationships pursuant to which we receive exposure to traffic on third-party Web sites;

    - increases in the cost of online or offline advertising;

    - our inability to attract new personnel in a timely and effective manner or retain existing personnel;

    - the amount and timing of operating costs and capital expenditures relating to expansion of our operations;

    - technical difficulties, system downtime or Internet brownouts;

    - a breach in our on-line security systems;

    - government regulations related to use of the Internet for commerce or for sales; and

    - general economic conditions and economic conditions specific to the Internet, online commerce and the jewelry industry.

WE MAY NOT BE ABLE TO COMPETE SUCCESSFULLY AGAINST CURRENT AND FUTURE
COMPETITORS.

    The online commerce market is new, rapidly evolving and intensely competitive. Increased competition is likely to result in price reductions, reduced gross margins and loss of market share, any of which could seriously harm our net sales and results of operations. We expect competition to intensify in the future because current and new competitors can enter our market with little difficulty and can launch new Web sites at a relatively low cost. In addition, the retail jewelry industry is intensely competitive.

    We currently or potentially compete with a variety of other companies including:

    - traditional store-based jewelry retailers such as Zales, Gordons, Sterling and Friedmans;

    - department store retailers such as Sears, J.C Penney, Macy's and Ward's;

    - major discount retailers such as Wal-Mart, Kmart, Target and Service Merchandise;

    - cable shopping networks such as QVC, to whom DG is a supplier, and HSN;

    - online efforts of these traditional and cable network retailers, including the online stores operated by QVC, ValueAmerica and Zales;

    - catalog retailers of jewelry;

    - other online retailers that may include jewelry as part of their product offerings, such as Amazon.com;

    - online wedding portal sites that feature shopping services, such as theKnot.com and Modern Bride;

    - Internet portals, online auction services and online service providers that feature shopping services, such as eBay, Yahoo! and Amazon.com; and

    - various online retailers of jewelry, such as Alle Fine Jewelry, eJewelry and Just Jewelry.

    Many of our competitors and potential competitors have substantially greater financial, technical and marketing resources, longer operating histories, greater name recognition and more established relationships with advertisers and Internet portal sites than us. Such competitors may be able to undertake more extensive marketing campaigns and adopt more aggressive pricing polices then we can.

WE WILL NEED TO SPEND SIGNIFICANT RESOURCES ON MARKETING IN ORDER TO DIRECT TRAFFIC TO OUR WEB SITE AND WE CURRENTLY HAVE NO MARKETING STAFF.

    We are reliant on the marketing efforts which we expect to fund, in part, from the proceeds of this offering to drive traffic to our online store. To date, our marketing efforts have been limited to advertising on portals, and listing our products and site name on several auction sites and search engines. We do not currently employ any marketing staff. In order to generate traffic to our Web site we expect to spend heavily on advertising and marketing efforts online and in traditional mediums.

WE ARE DEPENDENT UPON OUR STRATEGIC ALLIANCES WITH THIRD-PARTY WEB-SITES AND CONTENT PROVIDERS INCLUDING UBID.COM, BID.COM AND AOL WHICH CONTRACTS ARE IN DG'S NAME AND THE THIRD PARTIES HAVE NOT YET CONSENTED TO THEIR TRANSFER TO US.

    We rely on certain strategic alliances with third-party web sites and content providers to attract users to our online store and have entered into various agreements with companies to attract users from other Web sites or online services. The majority of our sales to date have been through these third-party sites. We can not be sure that these agreements will be maintained beyond their initial terms, or that they will not be terminated or that we will be able to enter into additional third-party agreements on acceptable commercial terms or even at all. If we are unable to enter into new strategic agreements or to maintain any one or more of our existing, significant strategic alliances, it would probably result in a material adverse effect on our business. All of these agreements are with DG. The agreements require DG to obtain the consent of such parties to an assignment, to date, DG has not received the consent of any of the third parties.

WE MAY NOT HAVE THE TECHNOLOGY TO SUPPORT INCREASED VOLUME ON OUR WEB SITE.

    A key element of our strategy is to generate a high volume of traffic on our Web site. However, growth in the number of users of our online store may strain or exceed the capacity of our computer systems and lead to declines in performance or systems failure.

    We must also introduce additional or enhanced features and services to retain current users and attract new users to our online store. If a new service is not favorably received, our current customers may visit our online store less frequently. These new services or features may not function well and we may need to significantly modify the design of these services to correct errors. If users encounter difficulty with or do not accept our services or features, our business would be damaged.

THE DEMAND FOR OUR PRODUCTS AND SERVICES IS DEPENDENT UPON THE INTERNET BECOMING A USABLE MEDIUM FOR COMMERCE.

    Consumer use of the Internet as a medium for commerce is a recent phenomenon and is subject to a high level of uncertainty. The Internet may not prove to be a viable commercial marketplace because of inadequate development of the necessary infrastructure, such as reliable network backbones, or complementary services. The viability of the Internet or its viability for commerce may prove uncertain due to delays in the development and adoption of new standards and protocols to handle increased levels of Internet activity or due to increased government regulation or taxation.

    While the number of Internet users has been rising, the Internet infrastructure may not expand fast enough to meet the increased levels of demand. The increased use of the Internet as a medium for commerce raises concerns regarding Internet security, reliability, pricing, accessibility and quality of service. If use of the Internet does not continue to grow, or if the necessary Internet infrastructure or complementary services are not developed to effectively support growth that may occur, the demand for our services and products could be negatively affected. In addition, the nature of the Internet as an electronic marketplace which may, among other things, facilitate competitive entry, comparison shopping and advertising revenue supported business models, may render it inherently more competitive than conventional retailing formats.

ANY IMPOSITION OF A SALES OR OTHER TAX ON E-COMMERCE COULD NEGATIVELY EFFECT THE DEMAND FOR OUR PRODUCTS AND SERVICES.

    We do not currently collect sales or other similar taxes for physical shipments of goods into any states or provinces, other than Ontario, Canada where we are based. There have recently been several proposals put forth in the United States Congress which would impose sales tax on goods sold over the Internet. In the event that such proposals are adopted there could be an adverse affect on the demand for our products. In addition, one or more local, state or foreign jurisdictions may seek to impose sales tax collection obligations on us. In addition, any new operation in states or provinces outside of Ontario could subject our shipments in such states or provinces to sales taxes under current or future laws. If one or more states or any foreign country successfully asserts that we should collect sales or other taxes on the sale of our products, it could adversely affect the demand for our services and products.

THE DEMAND FOR OUR PRODUCTS AND SERVICES MAY FLUCTUATE WITH THE PRICE OF JEWELRY AND THE HOLIDAY SEASON.

    The availability and cost of precious metals and precious and semi-precious stones will affect the demand for our products and services. The availability and prices of gold, diamonds and other precious metals and precious and semi-precious stones may be influenced by cartels, political instability in exporting countries and inflation. Shortages of these materials or sharp changes in their prices could have a material adverse effect on our results of operations or financial condition.

    We expect to experience increased demand for our products during the holiday season, which is during the fourth quarter of our fiscal year. If for any reason our sales during the fourth quarter were substantially below expectations, our annual and quarterly operations could be materially and adversely affected.

THE SALE OF JEWELRY AND THE DEMAND FOR OUR PRODUCTS AND SERVICES IS DEPENDENT UPON A STRONG ECONOMY.

    Retail jewelry sales are sensitive to fluctuations in the economic cycle. Unfavorable general economic conditions generally have an adverse effect on consumer spending, and therefore on our business. It is probable that unfavorable general economic conditions or a downturn in consumer confidence in the future would have an adverse effect on consumer spending preferences and, therefore, on our business.

IF WE DO NOT CONTINUALLY UPDATE OUR TECHNOLOGY AND THE EASE AND FUNCTIONABILITY OF OUR WEB SITE, WE MAY NOT BE ABLE TO COMPETE EFFECTIVELY.

    To remain competitive, we must continually enhance and improve the responsiveness, functionality and features of our online store. The Internet and the e-commerce industry are characterized by rapid technological change, changes in user and customer requirements and preferences, frequent new product and service introductions embodying new technologies and the emergence of new industry standards and practices. These changes could render our existing online store and proprietary technology and systems obsolete. Our success will depend, in part, on our ability to license appropriate technologies, enhance our existing services, and develop new services and technology that address the increasingly sophisticated and varied needs of our existing and prospective customers. We must also be able to respond to technological advances and emerging industry standards and practices on a cost-effective and timely basis.

INTERNET SECURITY CONCERNS COULD HINDER E-COMMERCE AND THE DEMAND FOR OUR PRODUCTS AND SERVICES.

    Public concern over Internet security has been, and may continue to be, a hindrance to commercial use of the Internet. Despite our implementation of third-party vendor network security measures, our infrastructure is vulnerable to computer break-ins and disruptive problems. We may incur significant costs to protect against the threat of security breaches or alleviate problems created by breaches. Internet usage and the demand for our services and products could decline if a well publicized compromise of security occurs. Computer viruses, break-ins or other security problems could lead to misappropriation of proprietary information and interruptions, delays or cessation in service to our customers. Any computer break-in could affect consumer confidence in the security of our services and could seriously damage our brand and business.

WE MAY NOT BE ABLE TO OBTAIN THE MOST DESIRABLE WEB SITE ADDRESSES FOR OUR BUSINESS.

    We have registered various Internet Web site addresses related to our business. We may not be able to prevent third parties from acquiring Web site addresses that are similar to our addresses, which could cause confusion and may damage our brand. We are aware of several names which are similar to our name and may cause confusion and hurt our brand. The regulation of Web site addresses in the United States and foreign countries is subject to change. As a result, we may not be able to acquire or maintain relevant Web site addresses in all countries where our services and products are made available through the Internet. Furthermore, the relationship between regulations governing such addresses and laws protecting trademarks is unclear.

YOU WILL INCUR IMMEDIATE AND SUBSTANTIAL DILUTION AND OUR CURRENT SHAREHOLDERS WILL BENEFIT DISPROPORTIONATELY FROM THIS OFFERING.

    The initial public offering price per share will exceed the net tangible book value per share. Investors purchasing shares in this offering will suffer immediate and substantial dilution of their investment of $7.91 per share.

OUR MANAGEMENT HAS BROAD DISCRETION AS TO HOW TO USE THE PROCEEDS OF THIS OFFERING AND YOU MAY HAVE NO OPPORTUNITY TO APPROVE THE USE OF PROCEEDS OF THIS OFFERING.

    Approximately $9,747,400 or 45.8% of the net proceeds of this offering will be applied to working capital and general corporate purposes. Accordingly, our management will have broad discretion over the use of the proceeds. Our stockholders may have no opportunity to approve the use of the proceeds of this offering.

WE FACE YEAR 2000 RISKS.

    Many existing computer programs use only two digits to identify a year. These programs were designed and developed without addressing the impact of the upcoming change in the century. If not corrected, many computer software applications could fail or create erroneous results by, at or beyond the year 2000. We use software, computer technology and other services internally developed and provided by third-party vendors that may fail due to the year 2000 phenomenon. In addition, we are dependent on the financial institutions involved in processing our customers' credit card payments for Internet services and a third party that hosts our servers, all of which may fail due to the year 2000 problem. We are also dependent on telecommunications vendors to maintain our network and the United States and Canadian postal services and other third-party carriers to deliver orders to customers. The failure of our software and computer systems and of our third-party suppliers to be year 2000 complaint would have a material adverse effect on us.

    The year 2000 readiness of the general infrastructure necessary to support our operations is difficult to assess. For instance, we depend on the integrity and stability of the Internet to provide our services. We also depend on the year 2000 compliance of the computer systems and financial services used by consumers. A significant disruption in the ability of consumers to reliably access the Internet or portions of it or to use their credit cards would have an adverse effect on demand for our services and would have a material adverse effect on us.

WE MAY NOT BE ABLE TO MANAGE OUR GROWTH EFFECTIVELY.

    Our ability to implement our business strategy in a new and rapidly evolving market requires effective planning and management oversight. Our anticipated future operations will place a significant strain on our management, personnel, information systems and resources. To manage the expected growth of our operations and personnel, we will be required to improve existing and implement new transaction-processing, operational and financial systems, procedures and controls, and to expand, train and manage our limited employee base on a timely basis. We will need to hire and retain highly skilled personnel to manage our expected growth. Our inability to manage our growth effectively would have a material adverse effect on our business, results of operations and financial condition.

THE LOSS OF THE SERVICES OF OUR KEY PERSONNEL, OR OUR FAILURE TO ATTRACT, ASSIMILATE AND RETAIN HIGHLY QUALIFIED PERSONNEL IN THE FUTURE, COULD SERIOUSLY HARM OUR BUSINESS.

    Our future success depends, in part, on the continued services of our senior management and our ability to retain and motivate our other key employees. The loss of the services of Daniel or Ben Berkovits or any other key employee would have a material adverse effect on our business, results of operations and financial condition. Our relationships with Daniel and Ben Berkovits can be terminated at any time. We do not currently have key-man life insurance on Daniel or Ben Berkovits.

    Our future success also depends on our ability to identify, attract, hire, train, retain and motivate highly skilled technical, managerial, merchandising, marketing and customer service personnel. Competition for such personnel is intense, and we cannot be certain that we will be able to successfully attract, assimilate or retain sufficiently qualified personnel. Our inability to do so could have a material adverse effect on our business, results of operations and financial condition.

THE REPRESENTATIVE OF THE UNDERWRITERS MAY HAVE CONTINUED INFLUENCE ON US FOLLOWING THE COMPLETION OF THIS OFFERING.

    The representative of the underwriters may be able to exert continuing influence on us in light of the fact that we have granted the representative:
(a) the right to appoint a board member for a three-year period following the completion of this offering; and (b) warrants to purchase 220,000 shares of our common stock. In light of the foregoing, the representative may have, for the foreseeable future, a dominating influence over us.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

    Information in this prospectus may contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. This information may involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by any forward-looking statements. Forward-looking statements, which involve assumptions and describe our future plans strategies and expectations, are generally identifiable by use of the words "may," "should," "expect," "anticipate," "estimates," "believe," "intend" or "project" or the negative of these words variations on these words or comparable terminology.

    The following are some of the important factors that could our cause actual results to differ materially from those discussed in forward-looking statements:

    - timely and successful marketing of our Web site and products;

    - ability to enter into strategic alliances with large portal Web sites and auction sites;

    - continuing relationships with existing strategic partners and development of additional strategic relationships; and

    - other matters discussed in the "Risk Factors" section of this prospectus.

                                USE OF PROCEEDS

    We estimate that we will receive net proceeds of approximately $21,259,000 from our sale of the 2.2 million shares of common stock being offered hereby, assuming an initial public offering price of $11.00, representing the mid-point of the filing range. If the representative exercises its over-allotment option in full, we will receive net proceeds of approximately $24,507,850. Both of these figures are after deduction of estimated underwriting discounts and commissions and after fees and expenses of $1,005,000, $1,095,750 if the over--allotment option is exercised in full payable by us. We expect to use the net proceeds of this offering as follows:

USE                                                    APPROXIMATE AMOUNT   PERCENTAGE OF NET PROCEEDS
---                                                    ------------------   --------------------------
Repayment of indebtedness to DG......................     $ 2,711,600                   12.7%
Advertising and marketing............................       5,000,000                   23.5
Equipment and software purchase and upgrades.........         500,000                    2.4
Expansion of fulfillment operations and executive
  offices............................................         500,000                    2.4
Hiring executive personnel...........................         300,000                    1.4
Acquisitions.........................................       2,500,000                   11.8
General corporate and working capital purposes.......       9,747,400                   45.8
                                                          -----------                  -----
Total................................................     $21,259,000                  100.0%
                                                          ===========                  =====

    We intend to repay approximately $2,711,600 to DG which consists of $1,800,000 which we owe DG in consideration for the transfer of DG's internet contracts to us, and $911,600 which represents advances made to us to finance our start-up costs.

    Upon completion of this offering, we intend to utilize approximately $5,000,000 to market our Web site through traditional advertising methods including print, radio, television and online advertising. We also intend to hire a celebrity as a spokesperson to increase consumer awareness of our company and products.

    We expect that we will experience an on-going need to add additional hardware and software upgrades to our existing systems in order to handle expected increased traffic at our Web site, accordingly we have budgeted $500,000 for such use.

    We expect that our future growth will require us to secure new office space to adequately house our operations and we have budgeted $500,000 for such use.

    In addition to hiring other employees to meet our anticipate growth, we intend to hire a full time director of marketing, as well as a chief financial officer and chief information officer following the offering.

    It is part of our strategy to acquire complementary technologies or businesses; however, we currently have no commitments or agreements and are not involved in any negotiations with respect to any such transactions.

    We have budgeted $2,500,000 of the net proceeds for any potential acquisitions.

    We have dedicated approximately $9,747,000 to general corporate needs and working capital purposes which we expect to require as a result of our anticipated growth. These needs include added salaries, health care costs, professional fees and other costs which will require us to use the proceeds of this offering until the time that we become a profitable business, of which there can be no assurance.

    Pending application, the net proceeds will be invested principally in short-term certificates of deposit, money market funds or short-term treasury bonds.

    We reserve the right to reallocate proceeds to different uses if, in management's view, the needs of the business so require. In addition, a large portion of the proceeds is allocated to discretionary purposes. Investors may not agree with any such allocation or reallocation. In the event the representative exercises the over-allotment option we intend to utilize such additional proceeds for working capital.

    Based on our operating plan, we believe that the net proceeds of this offering, together with available funds on hand and cash flow from future operations, will be sufficient to satisfy our working capital requirements for at least twelve months following this offering. Such belief is based upon certain assumptions, including assumptions as to our contemplated operations and business plan and economic and industry conditions. We cannot be certain that such resources will be sufficient for such purpose and if not we may need to raise additional capital through the sale of equity securities. In addition, contingencies may arise that may require us to obtain additional capital. We cannot be certain that we will be able to obtain such capital on favorable terms or at all.

                                DIVIDEND POLICY

    We have never paid or declared cash or stock dividends on our common stock. The payment of cash dividends, if any, is at the discretion of our board of directors and will depend upon our earnings, our capital requirements, financial condition and other relevant factors. We intend, for the foreseeable future, to retain any future earnings for use in our business.

                                    DILUTION

    Our pro forma net tangible book value as of June 30, 1999 was approximately $(2,200,000) or $(0.67) per share. Net tangible book value per share represents the amount of our total tangible assets reduced by the amount of our total liabilities and divided by the total number of shares of common stock outstanding. Dilution in net tangible book value per share represents the difference between the amount per share paid by purchasers of shares of common stock in this offering and the net tangible book value per share of common stock immediately after the completion of this offering. After giving effect to the sale of the 2,200,000 shares of common stock offered by us at an assumed initial public offering price of $11.00 per share, representing the mid-point of the filing range, and after deducting the underwriting discount and estimated offering expenses payable by us, our pro forma net tangible book value at June 30, 1999 would have been approximately $17,000,000 or $3.09 per share of common stock. This represents an immediate increase in net tangible book value of $3.76 per share to existing stockholders and an immediate dilution of $7.91 per share to new investors of common stock. The following table illustrates this dilution on a per share basis:

Assumed initial public offering price.......................           $11.00
    Net tangible book value at June 30, 1999................  $(0.67)
    Increase in net tangible book value attributable to new
      investors.............................................    3.76
Net tangible book value after this offering.................             3.09
                                                                       ------
Dilution of net tangible book value to new investors........           $ 7.91
                                                                       ======

    In the event that the over-allotment option is exercised in full, the dilution to new investors would be $7.57 per share.

    The following table sets forth, as of the date of this prospectus, the number of shares of common stock purchased, the percentage of the total number of common stock purchased, the total consideration paid, the percentage of total consideration paid, and the average price per share paid by the investors in this offering and our current shareholders:

                                             SHARES PURCHASED        TOTAL CONSIDERATION      AVERAGE
                                          ----------------------   ------------------------   PRICE PR
                                           NUMBER     PERCENTAGE     AMOUNT      PERCENTAGE    SHARE
                                          ---------   ----------   -----------   ----------   --------
Existing stockholders...................  3,300,000         60%    $     3,300        0.1%     $0.001
New investors...........................  2,200,000         40%    $24,200,000       99.9%     $11.00
                                          ---------      -----     -----------      -----
  Total.................................  5,500,000      100.0%    $24,203,300      100.0%
                                          =========      =====     ===========      =====

    The preceding table excludes deduction of underwriting commissions, discounts and other expenses of this offering.

                                 CAPITALIZATION

    The following table sets forth our capitalization as of June 30, 1999:

    - on an actual basis; and

    - on a pro forma basis to reflect the receipt of the estimated net proceeds from the sale by us of 2,200,000 shares of common stock at an assumed initial public offering price of $11.00 per share, representing the mid-point of the filing range.

    This table should be read in conjunction with our consolidated financial statements and the accompanying notes appearing elsewhere in this prospectus.

                                                                ACTUAL       PRO-FORMA
                                                              -----------   -----------
Short term liabilities......................................  $ 2,213,147     2,213,147
Long term debt..............................................  $         0   $         0
Stockholders' equity:
  Preferred stock, 1,000,000 authorized, none issued and
    outstanding.............................................            0             0
Common stock, $.01 par value per share, 19,000,000
  authorized, 3,300,000 issued and outstanding, actual; and
  5,500,000 issued and outstanding, pro-forma...............           68    19,360,068
Accumulated deficit.........................................     (350,231)     (350,231)
                                                              -----------   -----------
Total stockholders equity (deficit).........................     (350,163)   19,009,837
      Total capitalization..................................  $(1,862,984)  $21,222,984
                                                              ===========   ===========

------------------------

The preceding table excludes:

-  750,000 shares reserved for grant under our stock option plan;

-  220,000 shares issuable upon exercise of the representative's warrants;

- 100,000 shares issuable upon exercise of outstanding warrants held by our chairman; and

-  330,000 shares issuable upon exercise of the over-allotment option.

                            SELECTED FINANCIAL DATA

    The following selected historical financial and other data are qualified by reference to, and should be read in conjunction with, our consolidated financial statements and their related notes appearing elsewhere in this prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations." The selected statement of operations data shown below for the year ended June 30, 1999 and the balance sheet data as of June 30, 1999 are derived from our audited consolidated financial statements included elsewhere in this prospectus. They include the financial performance of NetJewels Canada for the period between January 1999 and June 1999.

                                                                  YEAR ENDED
                                                              ENDED JUNE 30, 1999
                                                              -------------------
STATEMENT OF OPERATIONS DATA:
Revenues....................................................          75,439
Cost of revenues............................................         425,670
                                                                   ---------
Operating income (loss).....................................        (350,231)
Net interest income (expense)...............................               0
Income (loss) from continuing operations....................        (350,231)
Net loss....................................................        (350,231)
                                                                   =========
Net loss applicable to common shares........................        (350,231)
Net loss per basic and diluted common share.................           (0.11)
                                                                   =========
Shares used in computing basic and diluted not loss per
  share.....................................................       3,300,000
                                                                   =========

                                                              AS OF JUNE 30, 1999
                                                              -------------------
BALANCE SHEET DATA:
Cash and cash equivalents...................................              68
Working capital (deficiency)................................      (2,204,885)
Total assets................................................       1,862,984
Total liabilities...........................................       2,213,147
Total shareholders' (deficit) equity........................        (350,163)

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                   OPERATIONS

    THE FOLLOWING DISCUSSION AND ANALYSIS SHOULD BE READ IN CONJUNCTION WITH OUR FINANCIAL STATEMENTS AND THE ACCOMPANYING NOTES THERETO APPEARING ELSEWHERE IN THIS PROSPECTUS.

OVERVIEW

    Our strategy is to become the leading Web-based retailer of jewelry. We currently offer an extensive selection of competitively priced jewelry products and intend to continue to expand our product offerings.

    We were incorporated in June 1999 as Exite Jewelry.Com,Inc., which name was changed to NetJewels.Com, Inc. in October 1999, but began offering products for sale on third-party Web sites including Internet auction sites in April 1999 through our parent company, NetJewels Canada. We have realized revenues of approximately $265,000 from these activities as of August 31, 1999. In January 1999, NetJewels Canada purchased all of DG's third-party site sale business and all strategic agreements relating to Internet sales for $1.8 million. This amount is to be repaid out of the net proceeds of this offering. In addition, NetJewels Canada issued 1,650,000 shares of its common stock, 50% of its shares, to DG in exchange for advancing us funds to use in our operations until such time that we are able to fund ourselves. In addition, we have agreed to reimburse DG for all monies advanced in connection with our start-up. As of June 30, 1999 such amount is approximately $911,600. Since launching our online store we have continued to sell goods on third party sites and have also focused on building sales momentum on our Web site store, expanding our product offerings, promoting our brand name and establishing fulfillment and customer service operations. We expect our cost of sales and operating expenses will increase significantly. This reflects the costs associated with our formation as well as increased efforts to promote our brand, build market awareness, attract new customers, recruit personnel, build operating infrastructure and develop our Web site and associated transaction-processing systems.

    We expect to significantly increase our on-line traffic once our intended intensive advertising campaign begins upon completion of this offering. Since launching our Web-site in July 1999, we have dedicated our efforts to making shopping on our site user-friendly and secure.

    Since inception, we have incurred losses and, as of June 30, 1999, had an accumulated deficit of $350,231. We expect operating losses and negative cash flow to continue for the foreseeable future. We anticipate our losses will increase significantly from current levels because we expect to incur additional costs and expenses related to: (a) brand development, (b) marketing and other promotional activities, (c) the expansion of our management and order fulfillment infrastructure, (d) the continued development of our Web site,
(e) transaction-processing systems and network infrastructure, (f) the expansion of our product offerings and Web site content, and (g) strategic relationship development.

    We have a very limited operating history on which to base an evaluation of our business and prospects. You must consider our prospects in light of the risks, expenses and difficulties frequently encountered by companies in their early stage of development, particularly companies in new and rapidly evolving markets such as online commerce. These risks include, but are not limited to, an evolving and unpredictable business model and management of growth.

RESULTS OF OPERATIONS

    In view of the rapidly changing nature of our business and our limited operating history, we believe that our gross profit margin and operating expenses as a percentage of sales, are not necessarily meaningful and should not be relied upon as an indication of future performance.

    The financial information included in this prospectus may not necessarily be indicative of the financial position, results of operations and cash flows had we been operating as a separate stand-alone company during the periods presented.

    The following table sets forth statement of operations data as a percentage of net sales for the periods indicated:

                                                               JUNE 30, 1999
                                                              ---------------
STATEMENT OF OPERATIONS DATA:
Net sales...................................................  $ 75,439    100%
Cost of sales...............................................  $ 64,009     85%
                                                              ========   ====
Gross Profit................................................    11,430     15%
Operating expenses:
Marketing and sales.........................................   220,613    (61)%
Product development.........................................   104,882    (29)%
General administrative......................................    36,166    (10)%
Total operating expenses....................................   361,661   (479)%
                                                              --------   ----
Operating loss..............................................   350,231   (479)%
Interest income (expense), net..............................         0     (0)%
Provision for income taxes..................................         0      0%
                                                              --------   ----
Net loss....................................................   350,231   (479)%
                                                              ========   ====

    NET SALES. Net sales include the sale of our jewelry products, net of returns, up front fees and commissions paid to third party sites. Net sales totaled $75,439 for the year ended June 30, 1999. Sales include those made on our website and those made on third party websites

    COSTS OF SALES. Costs of sales include the costs actually paid for the goods. Cost of sales totaled $64,009 for the year ended June 30, 1999.

    GROSS PROFIT. For the year ended June 30, 1999, we had a gross profit of $11,430 or 15.15%. We expect our gross profit to increase as the percentage of our on-line store sales increase and the percentage of our sales on third-party web sites decreases as a percentage of total sales.

    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses consist of payroll and related expenses for executive, accounting and administrative personnel, recruiting, professional fees, and other corporate expenses. General and administrative expenses totaled $36,167 for the year ended June 30, 1999. General and administrative expenses will continue to increase as our staff expands and incurs additional costs to support the growth of our business. Currently, the majority of such services are provided by DG pursuant to the intercompany services agreement. DG charges us $5,000 per month for such services.

    NET INCOME (LOSS). We incurred a net loss of $350,231 for the year ended June 30, 1999, and expect to continue to incur net losses for the foreseeable future.

LIQUIDITY AND CAPITAL RESOURCES

    Our principal capital requirements are to acquire merchandise, maintain and improve our online store and engage in advertising and promotional activities. Since inception, we have primarily financed this requirement through approximately $900,000 of advances from DG and cash flows from operations. The loan bears no interest and all amounts are due on demand. This loan will be repaid with a portion of the net proceeds of this offering.

    At June 30, 1999, we had a working capital deficit of approximately $2,204,885 and incurred losses since inception of approximately $350,231. We are significantly dependent on DG for the conduct of our operations. Pursuant to the intercompany service agreement, DG provides us various additional services including, among others, services for payroll processing, benefits administration, insurance including property and casualty, medical, dental and life, merchandising and telecommunications. DG charges us $5,000 per month for such services.

    We incurred an obligation of $2,204,953 in our operating activities for the year ended June 30, 1999, which is due to certain start-up costs aggregating $404,953 and the purchase of certain internet contracts from DG for $1,8000,000.

    We believe that funds generated from operations and the net proceeds of this offering will be sufficient to finance our current and anticipated operations for at least 12 months after this offering. Our long-term capital requirements beyond this period will depend on numerous factors, including, but not limited to, the following:

    - the rate of market acceptance of our online store;

    - the ability to expand our customer base;

    - the cost of upgrades to our online store; and

    - the level of expenditures for sales and marketing and other factors.

    If the funds from this offering and our revenues are insufficient to fund the activities in the short or long term, we would need to raise additional funds by incurring debt or through public or private offerings of our stock. We may not be able to do either on terms favorable to us, if at all.

THE YEAR 2000

    Impact of the year 2000. The year 2000 issue is the potential for system and processing failures of date-related data and the result of computer-controlled systems using two digits rather than four to define the applicable year. For example, computer programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices or engage in similar normal business activities.

    State of readiness. We may be affected by year 2000 issues related to non-compliant information technology systems or non-information technology systems operated by us or by third parties. We have substantially completed an assessment of our internal and external third-party information technology systems and non-information technology systems and a test of the information technology systems that support our web site. At this point in our assessment and testing, we are not aware of any year 2000 problems relating to systems we or third parties operate that would have a material effect on our business or financial condition, without taking into account our efforts to avoid these problems. However, we cannot assure you that there will be no year 2000 problems.

    Our information technology systems consist of software developed either in-house or purchased from third parties, and hardware purchased from vendors. We have contacted our principal vendors of hardware and software. All of those contacted vendors have notified us that the hardware and software that they supplied to us is year 2000 compliant.

    We have also substantially completed an assessment of our non-information technology systems which we have identified as possibly having year 2000 issues. At this point in our assessment, we are not aware of any year 2000 problems relating to these systems which would have a material effect on our business or financial condition, without taking into account our efforts to avoid these problems.

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
    Our information technology systems and other business resources rely on information technology systems and non-information technology systems provided by service providers and therefore may be vulnerable to those service providers' failure to remediate their own year 2000 issues. These service providers include those for our network and e-mail services and landlords for our leased office spaces. We have contacted these principal service providers and we have been notified that the information technology and non-information technology systems which they provide to us are year 2000 compliant. DG has notified us that their systems are year 2000 compliant.

    Cost. Based on our assessment to date, we do not anticipate that costs associated with remediating our non-compliant systems will be material.

    Risks. To the extent that our assessment is finalized without identifying any material non-compliant information technology or non-information technology systems operated by us or by third parties, the most reasonably likely worst case year 2000 scenario is the failure of one or more of our vendors of hardware or software or one or more providers of non-information technology systems to properly identify any year 2000 compliance issues and remediate any issues before the end of the second quarter of 1999. A failure could prevent us from operating our business, prevent users from accessing our web site or change the behavior of advertising customers or persons accessing our web site. We believe that the primary business risks, in the event of a failure, would include but not be limited to:

    - lost advertising revenues;

    - increased operating costs;

    - loss of customers or persons accessing our web site;

    - other business interruptions of a material nature; and

    - claims of mismanagement, misrepresentation, or breach of contract.

    Contingency Plan. As discussed above, we are engaged in an ongoing year 2000 assessment and testing. Following the completion of the assessment, we plan to conduct a full-scale year 2000 simulation of our information technology systems. The results of this simulation and our assessment will be taken into account in determining the nature and extent of any contingency plans.

RECENT ACCOUNTING PRONOUNCEMENTS

    We do not believe any recently issued accounting standards have had or will have a material affect on our business.

                                    BUSINESS

GENERAL

    Our goal is to be the leading online retailer of jewelry and complementary products. Since commencing our on-line sales through our Web-site, in July 1999, and through third party web sites including Ubid.com, we have sold products to over 3,000 customers. We believe we have created a model for jewelry distribution based upon an attractive value proposition. Our online store is integrated with DG's production and distribution infrastructure and offers customers an extensive product offering at what we believe to be attractive prices. Our online store, located at "www.NetJewels.com" at any given time contains over 5,000 products including rings, bracelets, necklaces and other jewelry items. Most items offered on our Web site range in price from $25 to $10,000. In addition to our extensive product selection of jewelry, we believe we offer our customers fast delivery, discounts, easy and secure ordering, rich editorial content and community experience.

    We believe our advertising and promotion agreements with Web portal sites including AOL and theglobe.com, will extend our brand and consumer exposure to our online store. Because these sites feature us as a jewelry supplier, our brand recognition increases and lends us credibility.

    Our online store includes what we believe to be a user friendly search engine and product reviews. During the first half of the year 2000, we expect to establish a custom jewelry design feature on the site that will allow customers to design jewelry to their individual tastes, a gift center, an online shopping assistant and gift certificates.

CORPORATE HISTORY

    NetJewels.com, Inc. was incorporated on June 21, 1999 in the State of Delaware as Exite Jewelry.com, Inc. Between January 1999 and July 1999, the business was conducted by NetJewels Canada, which is 50% owned by DG, 25% by Daniel Berkovits, our CEO, and 25% by Ben Berkovits, our President/COO. Prior to January 1999, our business was conducted as a separate line of business by DG Jewelry Inc.

    In January 1999, Daniel Berkovits and Ben Berkovits formed NetJewels Canada, formerly Xite Canada, an entity in which they collectively owned 100% of the outstanding equity. In May 1999, NetJewels Canada issued 50% of its capital stock to DG in exchange for DG agreeing to advance the necessary funds for NetJewels Canada's operations until such time as NetJewels Canada is able to fund its own operations. In addition, in January 1999 we, through our parent company, purchased all of DG's third party contracts for an aggregate of $1.8 million, which will be paid out of the proceeds of this offering.

    DG has not obtained the contractually required consents of the third parties to the assignment of these contracts. Jack Berkovits is the Chairman of NetJewels Canada and DG Jewelry Inc.

    We are offering 2,200,000 shares of common stock to the public in this offering. Immediately after the offering, we will be beneficially owned 30% by DG, 15% by Daniel Berkovits, 15% by Ben Berkovits and 40% by the public stockholders purchasing shares of common stock in this offering.

DG JEWELRY

    We believe that our relationships with DG, a jewelry manufacturer and wholesaler, provides us with competitive advantages relative to other online retailers in our category, including:

The use of DG's distribution center as our principal product supplier, which enables us to:

    - offer over 5,000 in-stock items, ensure fast delivery, offer a large product selection without the need to make a significant investment in inventory and the ongoing expense related to the management of such inventory;

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
    - purchase goods at a lower price than would otherwise be available through other wholesalers;

    - turn over the responsibility for all product returns and warranties to DG; and

    - ongoing access to the jewelry manufacturing and distribution knowledge and experience of the management of DG.

    DG is primarily engaged in the design, manufacture and distribution of stone-set jewelry for department stores, mass merchants, catalog showrooms, television shopping networks and other high volume retailers and major discounters.

INDUSTRY BACKGROUND

    E-COMMERCE. We believe e-commerce provides retailers with the opportunity to serve a rapidly growing market because consumers are increasingly accepting the Internet as an alternative shopping channel. Forrester Research estimates that 17 million U.S. households will be online purchasers and that the number will grow to 49 million by 2004.

    The Internet also provides e-commerce companies with an opportunity to serve a global market. IDC estimates that the number of Web users worldwide will exceed 95 million by the end of 1998 and will grow to over 315 million users by the end of 2002.

    THE JEWELRY INDUSTRY. The size of the U.S. jewelry market, according to the U.S. Department of Commerce was $22.3 billion in 1998.

    ONLINE SHOPPING FORECAST. Industry analysts, including Forrester Research and Jupiter Communications, forecast continued and accelerating acceptance of the Internet as a channel that consumers will turn to for a wide range of products. Within the jewelry category industry, certain analysts, including Davenport and Company, forecast a large and rapidly growing market for online sales.

BUSINESS STRATEGY

    Our goal is to become the leading Web-based retailer of jewelry and complementary products. To achieve this objective, we have focused our efforts on providing a high level of value and service, which we believe is reflected in the variety of our product selection, the ease-of-use of our Web site, the prices of our products and the speed of delivery we offer to our customers.

    While our principal focus is online jewelry, we will continue to seek opportunities that expand our product offering to complementary information and products. It is our goal to be recognized as the most innovative and customer-focused e-commerce jeweler, making online purchasing a simple, personal and gratifying experience that results in customer loyalty and long-standing relationships with our customers.

    In order to achieve our objectives, we intend to implement the following strategies:

    CONTINUALLY ENHANCE THE CONSUMER EXPERIENCE. We are committed to making every aspect of browsing and shopping in our online store an easy and pleasurable experience. We shall make continual efforts to improve the design, layout and navigation of all elements of our Web site.

    OFFER A LARGE PRODUCT SELECTION AND FAST DELIVERY. We intend to offer our customers one of the largest selections of jewelry available online. We intend to capitalize on our relationship with DG by offering DG's extensive inventory to our customers.

    EXPANDING OUR PRODUCT OFFERING. We intend to continue to expand our jewelry product offering and expand our business lines to information and products that are complimentary to jewelry purchases and can be easily cross marketed. We believe that offering complementary information and products is a natural extension of our business.

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
    OFFER OUR PRODUCTS 24 HOURS A DAY 7 DAYS A WEEK. Our on-line store is open 24 hours a day 7 days a week and may be electronically visited from any PC with access to the Internet.

    BUILDING BRAND AWARENESS AND DRIVING CUSTOMER ACQUISITION THROUGH ADVERTISING AND PROMOTION. We will continue to invest in building our brand and in communicating the benefits and convenience of shopping at our online store. We intend to advertise in a variety of media, including online, radio, television and print, to further our goal of rapidly growing our customer base. We also intend to hire a celebrity as a spokesperson to increase consumer awareness of our company and products. In all of our advertising and promotion initiatives, we will seek to drive new customers to our site, as well as seek to have customers return to our site more frequently and to increase the size of their average purchase per visit.

    STRENGTHENING AND EXPANDING STRATEGIC ALLIANCES. We will continue to provide our major strategic partners with merchandising support, strengthening their ability to generate sales and to promote our brand.

    PURSUE ACQUISITIONS, PARTNERSHIPS AND STRATEGIC VENTURES. We will pursue acquisitions, joint ventures and other similar strategic investments and relationships with complementary businesses and companies, where appropriate, in order to augment or expand our current offerings. While we continually examine those possibilities, we have not entered into any agreements with respect to any such acquisitions, joint ventures or strategic investments, nor do we have any plans or arrangements at the present time.

    ESTABLISHING AN AFFILIATE NETWORK. We intend to establish an affiliate network whereby third party web-sites can earn commissions by linking users from their sites to our online store. Commissions would be earned if such users made purchases at our online store.

    CONTINUE TO INVEST IN TECHNOLOGY TO FURTHER DEVELOP STATE-OF-THE-ART PRODUCT, SERVICE AND LOGISTICS PLATFORMS. We plan to continue to invest in technologies that improve our Web site and our ability to support its growth while offering our customers the most convenient, user-friendly and secure online shopping experience as possible.

    In addition to the foregoing strategies, we believe that the following factors will help provide us with a competitive advantage:

    COMPETITIVE PRICING. Our affiliation with DG gives us the benefit of their high capacity and quality, low-cost manufacturing process. We believe this gives us a price advantage over other web-based jewelry retailers.

    PERSONALIZED SERVICE. During the second quarter of the year 2000, we intend to launch our "Jeweler Jack" personalized shopping system. The Jeweler Jack personalized shopping system will lead customers through the shopping process by asking questions and making recommendations. We intend that the Jeweler Jack system will be interactive and will be integrated with our Web site's other editorial content.

    RICH EDITORIAL AND EDUCATIONAL CONTENT. We intend to provide users of our site with accurate and authoritative information with regard to jewelry purchases. We intend that this information will include educational and editorial content such as articles on the proper method for selection of diamond rings or the role of skin tone in jewelry selection. Our group of editorial experts includes Jack Berkovits, our chairman and author of several industry journal articles on jewelry. We strive to integrate our editorial content with our "Jeweler Jack" electronic shopping assistant.

    HIGH LEVEL OF CUSTOMER SERVICE. We believe that high levels of customer service and support are critical to retain and expand our customer base. Our system monitors orders from the time they are placed through delivery by providing points of electronic, telephonic and personal communication with our customers. Our customer service staff are well trained and are able to provide information on jewelry and walk customers through purchase decisions.

SALES AND MARKETING

    ONLINE STRATEGIC ALLIANCES. Since our inception, we have pursued strategic alliances with premier online companies and high-traffic Web sites with the goal of driving traffic to our online store. Our largest strategic alliance is with AOL. On July 9, 1999, we entered into a one-year agreement with AOL to become a gold tenant in the jewelry and watch category on AOL, Netscape and Compuserve. On March 10, 1999, DG entered into an agreement with AOL Canada, which was subsequently transferred to us in connection with the transfer of DG's online business, to be featured as an anchor tenant in the jewelry shopping section of AOL Canada's network. The jewelry shopping section of AOL Canada's network is not expected to be functional until the first quarter of the year 2000. DG has not obtained AOL Canada's consent to the transfer. DG has entered into non-exclusive arrangements, each of which were subsequently transferred to us, for distribution of jewelry products with DealDeal.com, Factory2home.com, iconomy.com, 2themart.com and Espanol.com. These agreements are generally cancellable at will and DG has not obtained the consent to transfer any of these agreements. The agreements require us to pay the online companies a royalty on all sales made on the respective sites and in some cases an up front fee. We have also occasionally listed our products on several online auction sites such as Amazon.com and Yahoo.com and we have an exclusive arrangement with uBid.com. In September 1999, we entered into a two-year agreement with theglobe.com, whereby we will be the exclusive jewelry tenant.

    AFFILIATE NETWORK. In addition to securing alliances with high-traffic Web sites, we intend to establish an affiliate network consisting of third parties, whereby third-party web-sites can earn commissions from us by linking users from their site to our online store.

    ADVERTISING. Upon receipt of the proceeds from this offering we intend to begin a comprehensive national print, radio, television and online banner campaign in Canada and the U.S., as well as hire a celebrity spokesperson, to increase awareness of our Web site.

SHOPPING AT OUR ONLINE STORE

    We believe our online store provides our customers with superior features, pricing and convenience.

    Our online store offers visitors several special features arranged in what we believe to be are simple, easy-to-use formats intended to enhance product search, selection and discovery. By clicking on the permanently displayed products and product categories, our users can move directly to the Web page that contains details about the particular products. Users can browse promotions, such as our offer of the month and other feature products. Customers can also link to pages based on product category, such as women's jewelery or men's jewelery, necklaces, bracelets, as well as other product categories.

    The most prominent feature of our online store is the interactive, searchable catalog of our line of products. Our search capabilities allow users to search for a product by category, such as rings, earings, pendants, necklaces, bracelets, diamonds and watches.

    To purchase products, customers simply click on a button to add products to their virtual shopping cart. Customers can add and subtract products from their shopping cart as they browse around our store prior to making a final purchase decision, just as in a physical store. To execute orders, customers click on the checkout button and, depending upon whether the customer has previously shopped with us, are prompted to supply shipping details online. We also offer customers a variety of gift wrapping and shipping options during the checkout process. Prior to finalizing an order by clicking the submit order button, customers are shown their total charges along with the various options chosen, such as shipping method, at which point customers still have the ability to change their order or cancel it entirely.

    To pay for orders, a customer must use a credit card, which is authorized during the checkout process, but which is charged when we ship the customer's items. Our online store uses a security technology that works with the most common Internet browsers and makes it highly unlikely that an unauthorized party can read information sent by our customers. Once an order is placed, we notify the customer of our receipt of the order and at the time the order is shipped we notify the customer by e-mail that the order has been shipped. Additionally, our customers can speak to a customer service representative by telephone from Monday through Friday between the hours of 7:30 a.m. and 7:00 p.m. eastern standard time.

    Our average daily page views, which represent the number of times per day our server delivers a page to a user, has grown consistently. In
September 1999, we had an average of 14,253 hits per day and 948 user sessions per day. On average, users spend approximately eighteen minutes per visit at our online store.

WARRANTIES

    We offer a 30-day money back guarantee on all of our products and agree to service such products for a period of one-year from the date of purchase. DG provides us with a 30 day manufacturer's warranty, although the customer deals directly with us.

ORDER FULFILLMENT

    Internet customer orders are processed at DG's distribution center in Toronto, for Canadian and international orders and DG's distribution center in New Jersey, for United States orders. Orders are forwarded to the respective DG distribution center where the order items are selected and shipped.

TECHNOLOGY

    Our online store is maintained on servers located at 151 Front Street in Toronto, Canada. The servers are connected to the Internet over 10 megabit link to a high density point of presence provided by IT Canada. We have in place a redundant mirror of the live site in the event of equipment failure.

INTELLECTUAL PROPERTY

    DG has applied for a trademark for the name "NETJEWELS" with the United States Patent and Trademark Office. We have reserved site names in the names "NetJewels" and "NetJewls". DG is the owner of these domain names.

    We rely on various intellectual property laws and contractual restrictions to protect our proprietary rights in products and services. These include confidentiality, invention assignment and nondisclosure agreements with our employees, contractors, vendors and strategic partners. Despite these precautions, it may be possible for a third party to copy or otherwise obtain and use our intellectual property without our authorization. In addition, we pursue the registration of our trademarks and service marks in the U.S. and internationally. However, effective intellectual property protection may not be available in every country in which our services are made available on line. We are aware of several trademarks which are somewhat similar to ours and may create a likelihood of confusion. Depending on the activities of other companies using similar names our brand name could be damaged.

    We rely on technologies that we license from third parties. These licenses may not continue to be available to us on commercially reasonable terms in the future. As a result, we may be required to obtain substitute technology of lower quality or at greater cost, which could materially adversely affect our business, results of operations and financial condition.

    As of the date of this prospectus, we have not been notified that our technologies infringe the proprietary rights of third parties. However, there can be no assurance that third parties will not claim infringement by us with respect to our current or future technologies. We expect that participants in our markets will be increasingly subject to infringement claims as the number of services and competitors in our industry segment grow. Any infringement claim, with or without merit, could be time-consuming, result in costly litigation, cause service upgrade delays or require us to enter into royalty or licensing agreements. These royalty or licensing agreements might not be available on terms acceptable to us or at all. As a result, any claim of infringement against us could have a material adverse effect upon our business.

COMPETITION

    The online commerce market is new, rapidly evolving and intensely competitive. Increased competition is likely to result in price reductions, reduced gross margins and loss of market share, any of which could seriously harm our net sales and results of operations. We expect competition to intensify in the future because current and new competitors can enter our market with little difficulty and can launch new Web sites at a relatively low cost. In addition, the retail jewelry industry is intensely competitive.

    We currently or potentially compete with a variety of other companies including:

    - traditional store-based jewelry retailers such as Zales, Gordons, Sterling and Friedmans.

    - department store retailers such as Sears, J.C Penney, Macy's and Ward's.

    - major discount retailers such as Wal-Mart, Kmart, Target and Service Merchandise;

    - cable shopping networks such as QVC (to whom DG is a major supplier) and HSN;

    - online efforts of these traditional and cable network retailers, including the online stores operated by QVC, ValueAmerica and Zales;

    - catalog retailers of jewelry;

    - other online retailers that may include jewelry as part of their product offerings, such as Amazon.com;

    - online wedding portal sites that feature shopping services, such as theKnot.com and Modern Bride;

    - Internet portals, online auction services and online service providers that feature shopping services, such as eBay, Yahoo! and Amazon.com; and

    - various online retailers of jewelry, such as All Fine Jewelry, eJewelry and Just Jewelry.

    We believe that the following are the principal competitive factors in our market:

    - brand recognition;

    - selection;

    - order delivery performance;

    - customer service;

    - site features and content; and

    - price.

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
    Many of our current and potential traditional store-based and online competitors, particularly the traditional store-based retailers and the brand owners of products we sell, have longer operating histories, larger customer or user bases, greater brand recognition and significantly greater financial, marketing and other resources than we do. Many of these current and potential competitors can devote substantially more resources to web site and systems development than we can. In addition, larger, well-established and well-financed entities may acquire, invest in or form joint ventures with online competitors.

    Our online competitors are particularly able to use the internet as a marketing medium to reach significant numbers of potential customers. Finally, new technologies and the expansion of existing technologies, such as price comparison programs that select specific titles from a variety of web sites and may direct customers to other online retailers, may increase competition.

GOVERNMENT REGULATION

    We are not currently subject to direct federal, state or local regulation other than regulations applicable to businesses generally and directly applicable to online commerce. However, as internet use gains popularity, it is possible that a number of laws and regulations may be adopted with respect to the internet. These laws may cover issues such as user privacy, freedom of expression, pricing, content and quality of products and services, taxation, advertising, intellectual property rights and information security. Furthermore, the growth of online commerce may prompt calls for more stringent consumer protection laws. Several states have proposed legislation to limit the uses of personal user information gathered online or require online services to establish privacy policies. The Federal Trade Commission has also initiated action against at least one online service regarding the manner in which personal information is collected from users and provided to third parties. We do not currently provide personal information regarding our users to third parties. However, the adoption of additional consumer protection laws could create uncertainty in web usage and reduce the demand for our products and services.

    We are not certain how our business may be affected by the application of existing laws governing issues such as property ownership, copyrights, encryption and other intellectual property issues, taxation, libel and obscenity matters. The vast majority of these laws were adopted prior to the advent of the internet. As a result, they do not contemplate or address the unique issues of the internet and related technologies. Changes in laws that are intended to address these issues could create uncertainty in the internet market place. This uncertainty could reduce demand for our services or our cost of doing business may increase as a result of litigation costs or increased service delivery costs.

    In addition, because our services are available over the Internet in multiple states and foreign countries, other jurisdictions may claim that we are required to qualify to do business in that state or foreign country. We are qualified to do business only in Delaware. Our failure to qualify in a jurisdiction where we are required to do so could subject us to taxes and penalties. It could also hamper our ability to enforce contracts in these jurisdictions. The application of laws or regulations from jurisdictions whose laws do not currently apply to our business could have a material adverse effect on our business, results of operations and financial condition.

EMPLOYEES

    As of October 31, 1999, we employed 15 full-time employees, five of which are involved in management, two in purchasing, three in shipping and fulfillment, two in graphic design and three in customer service. We also employ independent contractors to perform duties in various departments, including software development, editorial production and administration. Our employees are not represented by labor unions, and we consider our relationship with our employees to be good. We believe that our success is dependent on our ability to attract and retain qualified personnel in numerous areas, including software development. We expect to hire a full time director of marketing, as well as a chief financial officer and chief information officer following the offering.

FACILITIES

    Our principal administrative, marketing and technical facilities are located in approximately 3,000 square feet of office space in Toronto subleased from DG. This lease expires in December 2001. We have an option to renew our sublease for an additional five (5) years. The lease provides for annual payments of $6,000; which increase annually by the greater of 5% or the increase in the CIPI for Toronto as published by statistics Canada. We expect that our future growth will require us to secure new office space to adequately house our operations.

LEGAL PROCEEDINGS

    We are not involved in any pending, or to our knowledge, any threatened legal proceedings. We may from time to time become a party to various legal proceedings in the ordinary course of business.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

    We have filed, with the Securities and Exchange Commission, a registration statement on Form S-1 under the Securities Act with respect to the common stock offered hereby. This prospectus does not contain all of the information in the registration statement, the exhibits and schedules. For more information, about our common stock and us, please refer to the registration statement, exhibits and schedules. Statements made in this prospectus as to the contents of any contract, agreement or other documents referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the registration statement, reference is made to the exhibit for a more complete description of the matter involved.

    The registration statement, exhibits and schedules may be inspected without charge and copied at the public reference facilities maintained by the SEC in Room 1024, 450 Fifth Street, NW, Washington, D.C. 20549, and at the SEC's regional offices located at Citicorp Center, 500 West Madison, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material may be obtained at prescribed rates from such offices upon the payment of the fees proscribed by the SEC. The SEC phone number is 1-800-SEC-0330.

    The SEC maintains a Web site that contains registration statements, reports, proxy and other information regarding registrants that file electronically with the Securities and Exchange Commission. The address for the Web site is http://www.sec.gov.

    The Nasdaq Amex Market Group, Inc. maintains a Web site that contains information regarding registrants at http://www.Nasdaq.com. Once our common stock is listed on Nasdaq, you will be able to find information on us on the Web site.

    As a result of this offering, we will be subject to the informational requirements of the Exchange Act. So long as we are subject to the periodic reporting requirements of the Exchange Act, we will furnish reports and other information required thereby to the Commission. We intend to furnish our shareholders with annual reports containing, among other information, audited financial statements certified by an independent accounting firm and quarterly reports containing unaudited financial statements. We also intend to file such other reports as we may determine or as may be required by law.

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
                                   MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS AND KEY PERSONNEL

    The following table sets forth information about our directors and executive officers and key personnel as of October 31, 1999.

NAME                                            AGE                           POSITION
----                                          --------                        --------
Jack Berkovits..............................     47      Chairman of the board
Daniel Berkovits............................     24      Chief executive officer and director
Ben Berkovits...............................     25      President, chief operating officer and director
Albert Reichmann............................     71      Director Nominee
Greg Lerman.................................     54      Director Nominee

    JACK BERKOVITS, CHAIRMAN. Since July 1999, Mr. Berkovits has served as our chairman. From 1977 to the present, Mr. Berkovits has served as the chief executive officer and chairman of D.G. Jewelry Inc., a company whose securities are traded on The Nasdaq National Market. In 1979, Mr. Berkovits purchased a controlling interest in DG. Mr. Berkovits has extensive experience in the production, sales and marketing of jewelry through mass merchandise accounts and direct television retailers including HSN, QVC and ValueVision. Mr. Berkovits currently appears on his own show as "Trader Jack" on ValueVision which began approximately twelve years ago. The "Trader Jack" show airs for approximately fifteen hours per month. Mr. Berkovits earned a Bachelor of Commerce at Sir George Williams University (Montreal) in 1973.

    DANIEL P. BERKOVITS, CEO. Since January 1999, Mr. Berkovits has served as our chief executive officer. From July 1998 to December 1998, Mr. Berkovits was an analyst in investment banking at Scotia McLeod, a Canadian investment banking firm. Mr. Berkovits was responsible for negotiating DG's strategic alliances with Amazon.com, Ubid, Bid.com and Egghead. Mr. Berkovits earned his M.S. degree in finance at Johns Hopkins University in June 1998. Mr. Berkovits earned a Bachelor of Talmudic Law from Ner Israel College in December 1996.

    BEN BERKOVITS, PRESIDENT AND COO. Since January 1999, Mr. Berkovits has served as our president and chief operating officer. From July 1997 to January 1999, Mr. Berkovits served as national accounts manager at D.G. Jewelry. Mr. Berkovits earned a Bachelor of Science from Touro College in 1998.

    ALBERT REICHMANN, DIRECTOR NOMINEE. Upon completion of this offering, Mr. Reichmann has agreed to serve as a member of our board of directors. From 1960-1992, Mr. Reichmann served as president of O&Y Development, one of the largest worldwide real estate development companies. Since 1992, Mr. Reichman has been a private investor focusing on structuring real estate and entertainment transactions.

    GREG LERMAN, DIRECTOR NOMINEE.  Upon completion of this offering,
Mr. Lerman has agreed to serve as a member of our board of directors. In
January 1999, Mr. Lerman was named president of the electronic commerce division of Paxson Communications. From January 1998 to January 1999, Mr. Lerman was Executive Vice President and General Manager of ValueVision Television, the nations third largest television home-shopping network. From February 1997 to September 1997, Mr. Lerman was president and chief executive officer of Kent and Spiegel Direct. From November 1989 to February 1997, Mr. Lerman served as an Executive Vice President of Fingerhut Companies. Mr. Lerman earned a B.A. in History from the University of Minnesota in 1978.

    We expect to increase the depth of our management team to help implement our growth strategy. Following the completion of this offering, we intend to expand our senior management team to include a new chief financial officer, director of marketing and chief information officer.

DIRECTORS AND EXECUTIVE OFFICERS

    Directors hold office until the next annual meeting of stockholders or until their successors have been duly elected and qualified. Our by-laws provide for a minimum of three directors to serve on our board.

    Our executive officers are appointed by our board of directors on an annual basis and serve until the next annual meeting of the board of directors or until their successors have been duly elected and qualified.

    The representative of this offering has been granted the right to designate a nominee to our board of directors for a period of five years from the effective date of this offering. In the event that the representative does not elect to exercise this right, then the representative may designate one person to attend our board of directors' meeting.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Jack Berkovits, our chairman, is the father of Daniel Berkovits, our chief executive officer and Ben Berkovits our president and chief operating officer, and Daniel Berkovits and Ben Berkovits are brothers.

DIRECTOR COMPENSATION AND COMMITTEES

    Upon completion of the offering, our board of directors intends to establish two formal committees; an audit committee, and a compensation committee, each of which will consist of Jack Berkovits, our chairman, and two independent outside directors.

    The functions of the audit committee include: (a) recommending for approval by the board of directors a firm of certified public accountants whose duty it will be to audit our financial statements for the fiscal year in which they are appointed, and (b) to monitor the effectiveness of the audit effort, our internal financial and accounting organization and controls and financial reporting. The audit committee will also consider various capital and investment matters.

    We intend that our compensation committee will consist of Jack Berkovits, Greg Lerman and Albert Reichmann. Greg Lerman and Albert Reichman have not been officers or employees of ours since our inception. None of our executive officers serve as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee.

    The compensation committee is responsible for establishing compensation arrangements for our officers and directors, reviewing benefit plans and administering our stock option plan.

    Upon completion of the offering, directors who are not our employees will receive $5,000 per year for services rendered as a director and $1,000 for attending each meeting of the board of directors or one of its committees. In addition, directors will be reimbursed for expenses incurred in connection with attendance at any meeting of the board of directors or committees. Other than reimbursement for expenses, directors who are our employees receive no additional compensation for service as a director. To date, we have not paid any amounts to any of our directors for acting in such capacity.

EXECUTIVE COMPENSATION

    Since January 1, 1999, we have paid compensation to Daniel Berkovits, Ben Berkovits and Jack Berkovits in the amounts of $50,000, $50,000 and $30,000, respectively. We issued Jack Berkovits 100,000 warrants to purchase 100,000 shares of our common stock at $.10 per share in connection with his consulting agreement.

EMPLOYMENT AGREEMENTS

    As of January 1, 1999, we entered into three-year employment agreements with each of Daniel Berkovits, Ben Berkovits and Jack Berkovits providing for annual salaries of $100,000 each, with minimum annual increases of $15,000 each. The annual salary of each of Daniel Berkovits and Ben Berkovits will be increased to $150,000, as provided in each of their respective agreements, upon completion of this offering. In addition, each is entitled to a $1,000 per month car allowance. The agreement with Daniel and Ben Berkovits contain standard confidentiality provisions and prohibit the employees from engaging in any other business or occupation without our prior written consent.

STOCK OPTION PLAN

    We adopted the 1999 stock option plan in September 1999. The plan will be administered by the compensation committee or our board of directors, who will determine among other things, those individuals who shall receive options, the time period during which the options may be partially or fully exercised, the number of shares of common stock issuable upon the exercise of the options and the option exercise price. The options may be granted as either or both of the following: (a) incentive stock options, or (b) non-qualified stock options. 750,000 shares may be issued under this plan. To date, no options have been granted under the plan.

    In connection with the plan, the exercise price of each incentive stock option may not be less than 100% of the fair market value of our common stock on the date of grant or 110% of fair market value in the case of an employee holding 10% or more of our outstanding common stock. The aggregate fair market value of shares of common stock for which incentive stock options granted to any employee are exercisable for the first time by such employee during any calendar year, pursuant to all of our, or any related corporation's, stock option plan, may not exceed $100,000. Non-qualified stock options may be granted at a price determined by our compensation committee, but not at less than 85% of the fair market value of our common stock. Stock options granted pursuant to our stock option plan will expire not more than ten years from the date of grant.

    The plan is effective for a period of ten years, expiring in 2009. Options may be granted to officers, directors, consultants, key employees, advisors and similar parties who provide their skills and expertise to us. The plan is designed to enable our management to attract and retain qualified and competent directors, employees, consultants and independent contractors. Options granted under the plan may be exercised for up to ten years, require a minimum two year vesting period, and shall be at an exercise price all as determined by our board. Options are non-transferable except by the laws of descent and distribution or a change in control of us, as defined in the plan, and are exercisable only by the participant during his or her lifetime. Change in control includes (a) the sale of substantially all of the assets of us and merger or consolidation with another company, or (b) a majority of the board changes other than by election by the stockholders pursuant to board solicitation or by vacancies filled by the board caused by death or resignation of such person.

    If a participant ceases affiliation with us by reason of death, permanent disability or retirement at or after age 70, the option remains exercisable for one year from such occurrence but not beyond the option's expiration date. Other types of termination allow the participant three months to exercise, except for termination for cause which results in immediate termination of the option.

    Any unexercised options that expire or that terminate upon an employee's ceasing to be employed by us become available again for issuance under the plan.

    The plan may be terminated or amended at any time by our board of directors, except that the number of shares of common stock reserved for issuance upon the exercise of options granted under the plan may not be increased without the consent of our stockholders.

LIMITATION ON LIABILITY

    Our certificate of incorporation and by-laws provide that we shall indemnify to the fullest extent permitted by Delaware law any person whom we may indemnify thereunder, including our directors, officers, employees and agents. This indemnification, other than as ordered by a court, shall be made by us only upon a determination that indemnification is proper in the circumstances because the individual met the applicable standard of conduct. Advances for such indemnification may be made pending this determination. This determination shall be made by a majority vote of a quorum consisting of disinterested directors, or by independent legal counsel or by the stockholders. In addition, our certificate of incorporation provides for the elimination, to the extent permitted by Delaware law, of personal liability of our directors for monetary damages for breach of fiduciary duty as directors.

    We intend to obtain a directors and officers insurance and company reimbursement policy prior to or shortly after the completion of this offering. We intend that the policy will insure directors and officers against unindemnified losses arising from certain wrongful acts in their capacities and would reimburse us for such loss for which we have lawfully indemnified the directors and officers.

    We have also agreed to indemnify each of our directors and executive officers pursuant to an indemnification agreement with each director and executive officer from and against any and all expenses, losses, claims, damages and liability incurred by such director or executive officer for or as a result of action taken while a director or an executive officer was acting in his capacity as a director, officer, employee or agent of ours. We intend to enter into formal indemnification agreements with such individuals prior to the completion of this offering.

    Insofar as indemnification for liabilities arising under the Securities Act may be provided to directors, officers and controlling persons of ours, we have been advised that in the opinion of the Commission, this indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.

    The underwriting agreement provides for reciprocal indemnification between us and the representative against certain liabilities in connection with this offering, including liabilities under the Securities Act.

                             PRINCIPAL STOCKHOLDERS

    The following table sets forth, as of the date of this prospectus, information with respect to the beneficial ownership of our common stock by:

    - each of our directors and director nominees;

    - each executive officer named in the Executive compensation section under "Management";

    - all of our executive officers and directors as a group; and

    - each person known by us who beneficially owns 5% or more of the outstanding shares of our common stock.

    Unless otherwise indicated, each of the stockholders listed below has sole voting and investment power with respect to the shares beneficially owned.

    A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from the date of this prospectus upon the exercise of warrants or options. Each beneficial owner's percentage ownership is determined by assuming that options or warrants that are held by such person, but not those held by any other person, and which are exercisable within 60 days from the date of this prospectus have been exercised. Unless otherwise indicated, we believe that all persons named in this table have sole voting and investment power with respect to all shares of common stock beneficially owned by them. Common stock beneficially owned is based on 3,400,000 shares outstanding prior to the offering and 5,600,000 shares outstanding after the offering.

    Unless otherwise indicated, the address of each person listed below is 1001 Petrolia, North York, Ontario, Canada M3J 2X7.

                                                                             PERCENTAGE OF OWNERSHIP
                                                NUMBER OF SHARES    ------------------------------------------
NAME OF BENEFICIAL OWNER                       BENEFICIALLY OWNED   PRIOR TO THE OFFERING   AFTER THE OFFERING
------------------------                       ------------------   ---------------------   ------------------
D.G. Jewelry Inc (1).........................       1,650,000                50.0%                30.0%
Daniel P. Berkovits(1).......................         825,000                25.0%                15.0%
Ben Berkovits(1).............................         825,000                25.0%                15.0%
Jack Berkovits(1)(2)(3)......................       1,750,000                51.5%                31.2%
Albert Reichman..............................               0                 0.0%                 0.0%
Greg Lerman..................................               0                 0.0%                 0.0%
All directors and executive officers as a
  group (five persons)(1)(3).................       3,400,000               100.0%                60.7%

------------------------

(1) Such beneficial ownership arises from their respective ownership interests in NetJewels Canada.

(2) Includes 1,650,000 shares beneficially owned by D.G. Jewelry Inc. of which Mr. Berkovits is the Chief Executive Officer, President and Chairman.

(3) Includes 100,000 shares of common stock issuable upon the exercise of currently exercisable warrants. The warrants are exercisable for a period of three years beginning on September 30, 1999, at $.10 per share.

                              CERTAIN TRANSACTIONS

    Following completion of this offering, DG will beneficially own approximately 30% of our outstanding common stock and either directly or through subsidiaries will control us. Mr. Jack Berkovits, the chairman of the board of both us and DG, is currently the beneficial owner of approximately 49.3% of the common stock of DG. Daniel P. Berkovits and Ben Berkovits, our CEO and President/COO respectively, are the sons of Jack Berkovits. Daniel P. Berkovits and Ben Berkovits each, through their respective ownership of NetJewels Canada, beneficially owns approximately 15% of us following completion of this offering.

    Since our inception, DG has advanced to us approximately $900,000 which has been utilized primarily to finance our start-up costs. Such advance bears no interest and is payable upon demand. DG intends to continue to fund our operations until we are able to fund our own operations. We will use a portion of this offering to repay this amount to DG. DG transferred us all of its online business operations in exchange for $1,800,000 which will be repaid out of the proceeds of this offering. DG has a security interest in all of our assets until such amounts are paid.

    Since our inception, we have purchased all of our merchandise from DG. Pursuant to our intercompany service agreement with DG, DG supplies us with products at a price guaranteed to be no less favorable than the lower of the price it offers to its best customers and DG's cost plus 15%. In addition, on all products sold by us through a third party auction site, DG will amend the purchase price to an amount equal to 85% of the final amount actually received by us, so that we are guaranteed a 15% profit on all items sold through an auction site. Through its distribution facilities, DG accounted for 100% of our purchases to date and is expected to account for substantially of our purchases for the year ended June 30, 2000. From inception through September 30, 1999, such purchases totalled $368,075. We expect to continue to source most of our merchandise through DG in the future. We may, however, secure products from other distributors and suppliers. This intercompany service agreement remains effective for a term of five years and may be renewed thereafter for a term of five years. Either party may terminate the agreement upon ninety (90) days written notice to the other party. In addition, the intercompany services agreement requires DG to provide us with certain general corporate services at a price of $5,000 per month plus actual expenses. These services include maintenance of insurance, property and casualty, medical, dental and life, payroll processing, including the withholding of taxes, employment insurance and Canada pension plan payments, preparation and filing of tax returns, benefits administration and telecommunications.

    We also lease 3,000 square feet of space from DG at an annual rent of $6,000. The lease has a term of two years and expires on December 31, 2001, with an option for an additional five years.

    DG is the owner of our domain name and the trademark applications have been filed in DG's name.

    Between August 1998 and October 1998, Daniel Berkovits, our CEO loaned us an aggregate of $12,000.00, at 8% interest payable on demand.

    As chairman of our company, Mr. Jack Berkovits, during the term of his employment agreement, will receive $100,000 per year, so long as he is chairman of our company. Mr. Berkovits is also entitled to a $1,000 per month car allowance. In connection with such service, we issued Mr. Berkovits 100,000 warrants which are exercisable to purchase 100,000 shares of common stock at $.10 per share from September 30, 1999 to September 29, 2002.

    In the future, we will present all proposed transactions between us and our officers, directors or 5% shareholders, and affiliates to our board of directors for its consideration and approval. Any such transaction will require approval by a majority of the directors and such transactions will be on terms no less favorable than those available to disinterested third parties.

                           DESCRIPTION OF SECURITIES

    The following description of matters relating to our securities does not purport to be complete and is qualified by Delaware law and to the provisions of our certificate of incorporation, as amended, and bylaws, and the underwriting agreement between us and the underwriter, copies of all which have been filed with the Commission as exhibits to the registration statement of which this prospectus is a part.

GENERAL

    We are authorized by our certificate of incorporation to issue an aggregate of 19,000,000 shares of common stock, $.01 par value per share and 1,000,000 shares of blank check preferred stock. Immediately prior to this offering, an aggregate of 3,300,000 shares of our common stock were issued and outstanding. All outstanding shares of common stock are of the same class and have equal rights and attributes. No shares of preferred stock are outstanding.

COMMON STOCK

    We are authorized to issue 19,000,000 shares of common stock, $.01 par value per share. Each share of common stock entitles the holder thereof to one vote on all matters submitted to a vote of the shareholders. Since the holders of common stock do not have cumulative voting rights, holders of more than 50% of the outstanding shares can elect all of our directors and approve significant corporate transactions and holders of the remaining shares by themselves cannot elect any directors. The holders of our common stock do not have preemptive, conversion, redemption, subscription or cumulative voting rights. Holders of common stock are entitled to receive ratably such dividends as may be declared by our board of directors out of funds legally available therefor. In the event of our liquidation, dissolution or winding up, holders of common stock will be entitled to participate equally in net assets subject to the preferences that may be applicable to any outstanding preferred stock. All outstanding shares of common stock and common stock to be outstanding upon completion of this offering are and will be validly authorized and duly issued, fully paid, and non-assessable.

PREFERRED STOCK

    Our certificate of incorporation authorizes the issuance of up to 1,000,000 shares of blank check preferred stock, the rights, privileges and preferences of which may be designated by our board of directors from time to time. Accordingly, our board of directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, or other rights that could adversely affect the rights of our stockholders. These shares may have rights which are senior to our common stock. Preferred stock may be issued in the future in connection with acquisitions, finances or such other matters as our board of directors deems to be appropriate. In the event that any such shares of preferred stock shall be issued, a certificate of designation, setting forth the series of such preferred stock and the relative rights, privileges and designations with respect thereto, shall be filed with the Secretary of State of the State of Delaware. The effect of such preferred stock is that our board of directors alone may authorize the issuance of preferred stock which could have the effect of making more difficult or discouraging an attempt to obtain control of us by means of a merger, tender offer, proxy contest or other means.

WARRANTS

    We have 100,000 warrants outstanding which are exercisable to purchase 100,000 shares of common stock at $.10 per share from September 30, 1999 to September 29, 2002. These warrants are owned by Jack Berkovits. These warrants contain standard anti-dilution protection. Mr. Jack Berkovits has no registration rights with respect to the shares issuable upon exercise.

REPRESENTATIVE'S WARRANTS

    We have granted the representative, for a total of $22.00, warrants to purchase up to 220,000 shares of our common stock. Each warrant is exercisable into one share of our common stock for a period of four (4) years commencing one
(1) year after their issuance and sale, at 120% of the initial offering price of our common stock. The representative is prohibited from transferring such warrants for the first year except to partners of the underwriters or selling group. For a period of (5) years from the date of the closing of our initial public offering, we have granted the holders of the representative's warrants certain demand and "piggyback" registration rights with respect to the common stock issuable upon exercise of the representative's warrants. The representative's warrants contain anti-dilution provisions providing for automatic adjustment of the exercise price and number of shares upon the occurrence of specific events including stock dividends, splits, mergers, acquisitions and recapitalization.

TRANSFER AGENT

    The Transfer Agent and Registrar for our common stock is American Stock Transfer & Trust Company, 40 Wall Street, New York, New York 10005.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Upon the completion of this offering, we will have 5,500,000 shares of our common stock issued and outstanding. The 2,200,000 shares of common stock offered by this prospectus will be freely tradable without restriction or further registration under the Securities Act, except for any shares purchased or held by our affiliates, in general, a person who has a control relationship with us, which will be subject to the limitations of Rule 144 adopted under the Securities Act. The remaining 3,300,000 shares of common stock are "restricted securities" as that term is defined under Rule 144, and may not be sold unless registered under the Securities Act or sold pursuant to an exemption. These restricted securities were issued and sold by us in private transactions in reliance upon exemptions from registration under the Securities Act.

    In general, under Rule 144, as currently in effect, subject to the satisfaction of certain other conditions, a person, including an "affiliate," as defined under Rule 144, of ours, or persons whose shares are aggregated, who for at least one year has beneficially owned restricted securities acquired directly or indirectly from us or an affiliate of ours in a private transaction is entitled to sell in brokerage transactions within any three-month period, a number of shares that does not exceed the greater of (a) 1% of the total number of outstanding shares of the same class, or (b) if the stock is quoted on a national securities exchange, the average weekly trading volume in the stock during the four calendar weeks preceding the day notice is given to the Commission with respect to the sale. Sales under Rule 144 are also subject to manner of sale and notice requirements and to the availability of current public information about us. A person, or persons whose shares are aggregated, who is not an affiliate and has not been an affiliate of ours for at least the three months immediately preceding the sale and who has beneficially owned restricted securities for at least two years is entitled to sell shares pursuant to Rule 144(k) without regard to any of the limitations described above.

    Rule 701 under the Securities Act provides that shares of common stock acquired on the exercise of options granted under a written compensatory plan of ours or contract with us prior to the date of this prospectus may be resold by persons, other than our affiliates, beginning 90 days after the date of this prospectus, subject only to the manner of sale provisions of Rule 144 and by affiliates under Rule 144 without compliance with its one-year minimum holding period, subject to limitations. There are 750,000 shares of our common stock issuable upon the exercise of options which may be granted under our stock option plan. Except as otherwise provided above, beginning 90 days after the date of this prospectus, the option shares, if any, would be eligible for sale in reliance on Rule 701, subject to vesting provisions. All of such shares are subject to the 24 month lock-up.

    Each of our officers and directors and all other holders of shares of our common stock have agreed that, they will not, without the prior written consent of the representative of the underwriters, directly or indirectly, sell or otherwise dispose of any shares of our common stock or securities convertible into or exercisable for our common stock during the twenty-four (24) month period commencing on the effective date of the registration statement. Upon expiration of the lock-up period, all of the shares of common stock subject to such lock-up agreements will be eligible for sale under Rule 144. The 3,300,000 shares will become eligible for sale in accordance with the exemptive provisions and the volume limitations of Rule 144 in January 2000, however, the owners of such shares have agreed not to offer, sell or otherwise dispose of their for a period of 24 months commencing on the effective date of our registration statement without the prior approval of the representative.

                                  UNDERWRITING

    Subject to the terms and conditions of the underwriting agreement, the form of which is filed as an exhibit to the registration statement filed with the Commission of which this prospectus is a part, the underwriters named below have, severally and not jointly, agreed through Security Capital Trading, Inc., as the representative of the underwriters, to purchase from us, and we have agreed to sell to the underwriters, the aggregate number of shares of our common stock set forth opposite their respective names:

                                                              NUMBER OF SHARES
UNDERWRITERS                                                  OF COMMON STOCK
------------                                                  ----------------
Security Capital Trading, Inc...............................
                                                                 ---------
Total.......................................................     2,200,000
                                                                 =========

    The underwriting agreement provides that the obligations of the several underwriters under that agreement depend upon certain conditions, including the absence of any material adverse change in our business and the receipt of certificates, opinion and letters from our counsel and our independent public accountants. The underwriters are committed to take and to pay for all of the shares offered hereby, if any are purchased. In the event of a default by any of the underwriters, purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

    The underwriters have advised us that they propose to offer all or part of the shares of common stock offered hereby directly to the public initially at the price set forth on the cover page of this prospectus. They have also advised us that they may offer shares of common stock to certain dealers at a price that
represents a concession of not more than $         per share, and that the
underwriter may allow, and these dealers may reallow, a concession of not more
than $         per share to certain other dealers. After the completion of this offering, the price to the public and the concessions may be changed.

    We have granted the underwriters an option, exercisable within 45 days after the effective date of the registration statement of which this prospectus is a part, to purchase up to an additional 330,000 shares of our common stock at the same price per share as the initial 2,200,000 shares of common stock to be purchased by the underwriters. The underwriters may exercise this option only to cover over-allotments, if any. If the underwriters exercise this option, each of the underwriters will have a firm commitment, subject to some conditions, to purchase the same percentage of the additional shares of common stock as the percentage of the initial 2,200,000 shares of common stock to be purchased by that underwriter.

    We have agreed to indemnify the underwriters and their controlling persons against certain liabilities, including liabilities under the Securities Act, and to contribute to payment the underwriters and their controlling persons may be required to make.

    We have agreed to pay the representative of the underwriters a non-accountable expense allowance equal to 2.5% of the gross proceeds of this offering, of which $25,000 has been paid as of the date of this prospectus. We have also agreed to pay all expenses in connection with qualifying the securities under the laws of those states the representative may designate, including fees and expenses of counsel retained for such purposes by the representative and the costs and disbursements in connection with qualifying the offering with the National Association of Securities Dealers, Inc.

    We have agreed to issue to the representative of the underwriters, for a total of $22.00, warrants to purchase an aggregate of 220,000 shares of common stock exercisable for a period of four years commencing one year after the effective date of the registration statement of which this prospectus is a part, at a price equal to 120% of the initial public offering price of the shares of common stock. The representative's warrants contain anti-dilution provisions providing for automatic adjustments of the exercise price and number of shares issuable on exercise price and number of shares issuable on exercise of the representative's warrants upon the occurrence of some events, including stock dividends, stock splits, mergers, acquisitions and recapitalizations.

    The representative's warrants contain certain demand and piggyback registration rights relating to the 220,000 shares of common stock issuable thereunder. For the life of the representative's warrants, the representative will have the opportunity to profit from a rise in the market price for voting, dividend or other stockholder rights with respect to those warrants. The holders of shares of common stock issued upon exercise of those warrants will have the voting, dividend, and other stockholder rights of holder of shares of common stock. The representative's warrants are restricted from sale, transfer, assignment or hypothecation for the one year period from the date of this prospectus, except to officers or partners of the underwriters and members of the selling group and/or their officers or partners.

    We have also granted to the representative of the underwriters the right, for a period of 3 years from the closing of this offering, to nominate a designee of the representative for election to our board of directors. The representative has not yet exercised their right to designate this person. If the representative elects not to exercise this right, then the representative may designate one person to attend meetings of our board of directors.

    We and our officers, directors and present shareholders have agreed that, for a period of two years after the completion of this offering, without the prior written consent of the representative of the underwriters, none of us will sell or otherwise dispose of any of our respective equity securities or securities convertible into our equity securities, except for the sale of shares to the underwriters under the terms of the underwriting agreement.

    The representative of the underwriters has informed us that the underwriters do not expect any sales of the shares of common stock offered by this prospectus to be made to discretionary accounts controlled by the underwriters.

    Prior to this offering, there has been no established market in the United States or elsewhere for our securities. The public offering price will be determined by us in consultation with the representative of the underwriters. It is expected that the price determination will take several factors into account, including our results of operations, our future prospects and the prevailing market and economic conditions at the time of this offering.

    The representative, on behalf of the underwriters, may engage in
(a) over-allotment, (b) stabilizing transactions, (c) syndicate covering transactions and (d) penalty bids. Over-allotment involves syndicate sales in excess of this offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase the shares of common stock being offered so long as the stabilizing bids don not exceed a specified maximum.

    Syndicate covering transactions involve purchases of the shares of common stock in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the representative to reclaim a selling concession from a syndicate member when the shares of common stock originally sold by the syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions.

    Stabilizing transactions, syndicate covering transaction sand penalty bids may cause the price of the shares of common stock to be higher than it would otherwise be in the absence of such transactions. These transactions may be effected on Nasdaq or otherwise and, if commenced, may be discontinued at any time. In addition, the underwriters may engage in passive market making transactions in our securities on the Nasdaq in accordance with Rule 103 of Regulation M. Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the securities offered by this prospectus.

    Certain persons participating in this offering may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock offered in this prospectus. These actions include purchasing common stock to cover some or all of a short position of common stock maintained by the representative and the imposition of penalty bids.

                                 LEGAL MATTERS

    The legality of the common stock offered by this prospectus and certain legal matters in connection with the offering will be passed upon for us by Gersten, Savage & Kaplowitz, LLP, New York, New York. Certain legal matters will be passed upon for the underwriters by Orrick, Herrington & Sutcliffe LLP.

                                    EXPERTS

    Our consolidated financial statements for the year ended June 30, 1999, appearing in this prospectus and registration statement have been audited by Schwartz Levitsky Feldman Chartered Accountants, as set forth in their report thereon appearing elsewhere herein, and in the registration statement, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                              NETJEWELS.COM, INC.
                              FINANCIAL STATEMENTS
                              AS OF JUNE 30, 1999
                         TOGETHER WITH AUDITORS' REPORT

                              NETJEWELS.COM, INC.

                              FINANCIAL STATEMENTS

                              AS OF JUNE 30, 1999

                         TOGETHER WITH AUDITORS' REPORT

                               TABLE OF CONTENTS

Report of Independent Auditors..............................     F-1
Balance Sheet...............................................     F-2
Statement of Operations and Stockholders' Deficit...........     F-3
Statement of Cash Flows.....................................     F-4
Notes to Financial Statements...............................   F-5-8

                         REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Stockholders of NetJewels.com, Inc.

    We have audited the accompanying balance sheet of NetJewels.com, Inc. as of June 30, 1999 and the related statement of operations and stockholders' deficit and cash flows for the year ended June 30, 1999. These financial statements are the responsibility of the management of NetJewels.com, Inc. Our responsibility is to express an opinion on these financial statements based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statements presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, these financial statements referred to above present fairly, in all material respects, the financial position of NetJewels.com, Inc. as of June 30, 1999 and the results of its operations and cash flows for the year ended June 30, 1999, in conformity with generally accepted accounting principles in the United States of America.

/s/ Schwartz Levitsky Feldman

Toronto, Ontario
August 13, 1999                              Chartered Accountants

                              NETJEWELS.COM, INC.

                                 BALANCE SHEET

                              AS AT JUNE 30, 1999

                       (AMOUNTS EXPRESSED IN US DOLLARS)

                                 ASSETS

CURRENT ASSETS
  Cash......................................................  $       68
INTERNET CONTRACTS (note 2).................................   1,800,000
WEB SITE ASSET..............................................      62,916
                                                              ----------
                                                              $1,862,984
                                                              ==========
                              LIABILITIES

CURRENT LIABILITIES
  Accounts payable..........................................  $2,204,953
ADVANCES FROM SHAREHOLDER (note 3)..........................       8,194
                                                              ----------
                                                               2,213,147
                        STOCKHOLDERS' DEFICIENCY

CAPITAL STOCK (note 4)......................................          68
DEFICIT.....................................................    (350,231)
                                                              ----------
                                                                (350,163)
                                                              ----------
                                                              $1,862,984
                                                              ==========

   The accompanying notes are an integral part of these financial statements.

                              NETJEWELS.COM, INC.

               STATEMENT OF OPERATIONS AND STOCKHOLDERS' DEFICIT

                        FOR THE YEAR ENDED JUNE 30, 1999

                       (AMOUNTS EXPRESSED IN US DOLLARS)

SALES.......................................................  $  75,439
  Cost of sales.............................................     64,009
                                                              ---------
GROSS PROFIT................................................     11,430
                                                              ---------
EXPENSES
  Start-up costs............................................    361,661
                                                              ---------
NET LOSS AND DEFICIT........................................  $(350,231)
                                                              =========
NET LOSS PER SHARE (note 5).................................  $   (0.11)
                                                              =========
Shares used in Computing Basic and Diluted Net Loss Per
  Share.....................................................  3,300,000
                                                              =========

   The accompanying notes are an integral part of these financial statements.

                              NETJEWELS.COM, INC.

                            STATEMENT OF CASH FLOWS

                        FOR THE YEAR ENDED JUNE 30, 1999

                       (AMOUNTS EXPRESSED IN US DOLLARS)

CASH FLOWS FROM OPERATING ACTIVITIES
  Net loss..................................................  $  (350,231)
  Adjustments to reconcile net loss to net cash provided by
    operating activities
  Increase in accounts payable..............................    2,204,953
                                                              -----------
                                                                1,854,722
                                                              -----------
CASH FLOWS FROM INVESTING ACTIVITIES
  Purchase of internet contracts............................   (1,800,000)
  Web site costs incurred...................................      (62,916)
                                                              -----------
                                                               (1,862,916)
CASH FLOWS FROM FINANCING ACTIVITIES
  Increase in advances from shareholder.....................        8,194
  Issuance of common stock..................................           68
                                                              -----------
                                                                    8,262
                                                              -----------
CASH, END OF YEAR...........................................  $        68
                                                              ===========

   The accompanying notes are an integral part of these financial statements.

                              NET JEWELS.COM, INC.

                         NOTES TO FINANCIAL STATEMENTS

                                 JUNE 30, 1999

                       (AMOUNTS EXPRESSED IN US DOLLARS)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     i) Principal Activities

    The company was incorporated in the United States of America in June, 1999 but began operations in July, 1998. The company is a start-up internet based retailer and wholesaler focused exclusively on jewellery and related products.

     ii) Inventory

    Inventory is valued at lower of cost or net realizable value. Cost is determined on the first-in, first-out basis.

    iii) Web Site Asset

    Web site asset relates to the start-up costs incurred. It is to be amortized over a period of 3 years.

    iv) Other Financial Instruments

    The carrying amount of the Company's acc0unts payable approximates fair value because of the short maturity of this instrument.

     v) Sales

    Sales represent the invoiced value of goods supplied to customers. Sales are recognized upon delivery of goods and passage of title to customers.

    vi) Foreign Currency Translation

    The company maintains its books and records in Canadian dollars. Foreign currency transactions are translated using the temporal method. Under this method, all monetary items are translated into Canadian funds at the rate of exchange prevailing at balance sheet date. Non-monetary items are translated at hist0rical rates. Income and expenses are translated at the rate in effect of the transaction dates. Transaction gains and losses are included in the determination of earnings for the year.

2. INTERNET CONTRACTS

    Internet contracts represent the price paid to DG Jewellery for contracts entered into with on-line internet auction web sites.

3. ADVANCES FROM SHAREHOLDER

    The advances from shareholder is secured by a general assignment of the company's assets, bearing interest at 8% per annum and without specific terms of repayment.

4. CAPITAL STOCK

Authorized
  19,000,000 shares of common stock.........................
  1,000,000 shares of preferred stock.......................
Issued
  3,300,000 Common stock....................................    $68
                                                                ===

                              NET JEWELS.COM, INC.

                                 JUNE 30, 1999

                       (AMOUNTS EXPRESSED IN US DOLLARS)

5. NET LOSS PER COMMON SHARE

    Fully diluted net loss per common share was the same as basic net loss per common share for fiscal 1999.

6. RELATED PARTY TRANSACTION

    Since inception, NetJewels.com, Inc. ("NJ") has purchased all of its merchandise from DG Jewellery of Canada Ltd. ("DG"). Pursuant to the intercompany services agreement, DG sells its products to NJ at a cost which is guaranteed to deliver a gross profit of 15%, but in no event at a price which is more than it charges any of its other wholesale clients. All amounts owed to DG are secured by all of the assets of NJ.

    Since inception, DG has provided NJ with corporate, fulfillment, space sharing and other administrative services at a cost of $5,000 per month plus actual expenses.

Amounts included in accounts payable........................  $2,204,953
                                                              ==========

7. COMMITMENTS

    a) Minimum annual payments under the company's operating lease for premises is $6,000. The lease expires May 2002.

    b) The company has entered into advertising agreements with three on line vendors to pay $1,250,000 in advertising for the next year with renewal options.

    c) Effective January 1, 1999, the Company entered into an employment agreement with its Chairman for a three year term. The employment agreement provides for a salary of $100,000 plus 100,000 warrants to purchase 100,000 shares of common stock at $0.10 per share; plus a $1,000/month automobile allowance. The amount payable is subject to minimum annual increases of at least $15,000.

    d) Effective January 1, 1999, the Company entered into employment agreements with its CEO and COO for a three year term. The employment agreements provides for an annual salary of $100,000/each plus $1,000/month each of automobile allowance. If the Company's proposed IPO is completed to the reasonable satisfaction, then the compensation payable to the executives from the date of completion of the IPO to and including the expiry of the term shall be based on an annual salary of $150,000 each. The amount payable is subject to minimum annual increases of at least $15,000.

8. ECONOMIC DEPENDENCE

    Pursuant to an intercompany service agreement with DG Jewellery of Canada Ltd. ("DG"), DG has accounted for 100% of the purchases to date and is expected to account for substantially all of their purchases for the year ended June 30, 2000.

                              NET JEWELS.COM, INC.

                                 JUNE 30, 1999

                       (AMOUNTS EXPRESSED IN US DOLLARS)

9. SUBSEQUENT EVENTS

    a) The company has entered into a letter of engagement with an underwriting firm and is proceeding to complete an initial public offering of 2,200,000 shares of common stock at a price of $11.00 per share.

9. SUBSEQUENT EVENTS (CONT'D)

    b) In September 1999, the board of directors and stockholders adopted the 1999 NetJewels.com, Inc. Stock Option Plan (the "1999 Plan"), pursuant to which 750,000 shares of Common Stock are provided for issuance. The 1999 Plan is administered by the board of directors or compensation committee.

    The 1999 Plan is for a period of ten years, expiring September 2009. Options may be granted to officers, directors, consultants, key employees, advisors and similar parties who provide their skills and expertise to the Company. Options granted under the 1999 Plan may be exercisable for up to ten years, require a minimum two year vesting period, and shall be at an exercise price all as determined by the board or compensation committee.

    The exercise price of an option may not be less than the fair market value per share of Common Stock on the date the option is granted in order to receive certain tax benefits under the Income Tax Act of Canada (the "ITA"). The exercise price of all future options will be at least 85% of the fair market value of the Common Stock on the date of granting of the options.

    Any unexercised options that expire or that terminate upon an employee's ceasing to be employed by the Company become available again for issuance under the 1999 Plan.

    The 1999 Plan may be terminated or amended at any time by the board of directors, except that the number of shares of Common Stock reserved for issuance upon the exercise of options granted under the 1999 Plan may not be increased without the consent of the stockholders of the Company.

    To date no options have been granted under the plan.

10. UNCERTAINTY DUE TO THE YEAR 2000 ISSUE

    The Year 2000 Issue arises because many computerized systems use two digits rather than four to identify a year. Date-sensitive systems may recognize the year 2000 as 1900 or some other date, resulting in errors when information using year 2000 dates is processed. In addition, similar problems may arise in some systems which use certain dates in 1999 to represent something other than a date. The effects of the Year 2000 Issue may be experienced before, on, or after January 1, 2000, and, if not addressed, the impact on operations and financial reporting may range from minor errors to significant systems failure which could affect a company's ability to conduct normal business operations. It is not possible to be certain that all aspects of the Year 2000 Issue affecting the company, including those related to the efforts of customers, suppliers, or other third parties, will be fully resolved.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY US OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO BUY ANY SECURITY OTHER THAN THE SHARES OF COMMON STOCK OFFERED HEREBY, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN OUR AFFAIRS SINCE THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS

                                         PAGE
                                       --------
Prospectus Summary...................       2
Risk Factors.........................       5
Special Note Regarding
  Forward-Looking Statements.........      13
Use of Proceeds......................      14
Dividend Policy......................      16
Dilution.............................      16
Capitalization.......................      17
Selected Financial Data..............      18
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations......................      19
Business.............................      23
Management...........................      31
Principal Stockholders...............      35
Certain Transactions.................      35
Description of Securities............      37
Shares Eligible for Future Sale......      39
Underwriting.........................      40
Legal Matters........................      42
Experts..............................      42
Financial Statements.................     F-1

UNTIL            , 1999 (25 DAYS AFTER THE COMMENCEMENT OF THE OFFERING), ALL
DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITER AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                              NETJEWELS.COM, INC.

                        2,200,000 SHARES OF COMMON STOCK

                             ---------------------

                                   PROSPECTUS

                             ---------------------

                         SECURITY CAPITAL TRADING INC.

                                          , 1999

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following is a statement of the estimated expenses to be paid by us in connection with the issuance and distribution of the securities being registered:

SEC Registration Fee........................................  $    9,320.79
NASD Filing Fee.............................................       3,140.00
Nasdaq Listing Fees.........................................      63,725.00
Printing and Engraving Expenses *...........................      75,000.00
Legal Fees and Expenses *...................................     150,000.00
Accounting Fees and Expenses *..............................      70,000.00
Blue Sky Fees and Expenses *................................      15,000.00
Transfer Agent and Registrar Fees and Expenses..............       2,500.00
Nonaccountable expense allowance............................     605,000.00
Miscellaneous...............................................  $   11,314.21
                                                              -------------
Total.......................................................  $1,005,000.00
                                                              =============

------------------------

*   estimate

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 145 of the Delaware General Corporation Law, among other things, and subject to certain conditions, authorizes us to indemnify our officers and directors against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such an officer or director. Our restated certificate of incorporation and by-laws of the Company provide for indemnification of our officers and directors to the full extent authorized by law. Following the offering, we intend to procure officer's and director's liability insurance.

    Reference is made to the Underwriting Agreement, the proposed form of which is filed as Exhibit 1.1, pursuant to which the underwriter agrees to indemnify our directors and certain officers and certain other persons against certain civil liabilities.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

    During the past three years, we have sold unregistered securities as described below. Unless otherwise indicated, there was no underwriters involved in the transactions and there was no underwriting discounts or commissions paid in connection therewith, except as disclosed below. Unless otherwise indicated, the issuances of these securities were considered to be exempt from registration under Section 4(2) of the Securities Act of 1933, as amended, and the regulations promulgated thereunder. The purchasers of the securities in such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the certificates for the securities issued in such transaction. The purchasers of the securities in the transactions had adequate access to information about us.

    In February 1999, we issued 3,300,000 shares of its common stock to NetJewels Canada as the founder of the corporation pursuant to Section 4(2) of the Securities Act of 1933, as amended.

ITEM 17. UNDERTAKINGS

    Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the issuer pursuant to any charter provision, by-law contract arrangements statute, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    THE UNDERSIGNED ISSUER HEREBY UNDERTAKES:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

        (i) To include any prospectus required by section 10(a)(3) of the Act;

        (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

        (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to suit information in the registration statement.

    (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the Offering of such securities at that time shall be deemed to be the initial bona fide Offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Offering.

    (4) For determining any liability under the Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the issuer under Rule 424(b)(1), or (4) or 497(h), under the Act as part of this registration statement as of the time the Commission declared it effective.

    (5) For determining any liability under the Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement at that time as the initial bona fide Offering of those securities.

ITEM 27. EXHIBITS

** 1.1   Form of Underwriting Agreement
** 1.2   Form of Representative's Warrant Agreement
** 1.3   Form of Representative's Warrants (included in the form of
         Representative's Warrant Agreement
 * 3.1   Bylaws of Registrant
 * 3.2   Certificate of Incorporation dated June 21, 1999
 * 3.3   Amended Certificate of Incorporation dated September 29,
         1999

** 4.2   Form of Representative's Warrant (Included in Form of
         Representative's Warrant Agreement)
** 4.3   Specimen Common Stock Certificate
** 5.1   Opinion of Gersten, Savage & Kaplowitz, LLP
 *10.1   1999 Stock Option Plan
 *10.2   Employment Agreement between the Company and Daniel
         Berkovits.
 *10.3   Employment Agreement between the Company and Ben Berkovits.
 *10.4   Employment Agreement between the Company and Jack Berkovits
 *10.5   Merchandising Agreement between DG Jewellery of Canada Ltd.
         and theglobe.com, Inc.
**10.6   Shopping Channel Promotional Agreement between the Company and America Online, Inc.
 *10.7   Partnership Vendor Agreement between DG Jewellery of Canada
         Ltd. and uBid.com, Inc.
**10.8   Merchant Partner Agreement between DG Jewellery and
         2theMart.com, Inc.
**10.9   Sales and Distribution Agreement between DG Jewellery and
         Iconomy.com, Inc.
**10.10  Agreement between DG Jewellery and Factorytohome.com
**10.11  Auction Agreement between iDeal International, Inc. and DG
         Jewellery
 *10.12  Intercompany Services Agreement between DG Jewelry and the
         Company.
**10.13  Sales and Distribution Agreement between DG Jewelry and
         Espanol.com.
**10.14  Sales and Distribution Agreement between DG Jewelry and
         DealDeal.com
 *23.1   Consent of Schwartz Levitsky Feldman, Chartered Accountants.
**23.2   Consent of Gersten, Savage & Kaplowitz, LLP (incorporated
         into Exhibit 5.1)
**23.3   Consent of Albert Reichman
**23.4   Consent of Greg Lerman
 *24.1   Power of Attorney (included on the signature page to this
         Registration Statement)
 *27     Financial Data Schedule

------------------------

  * Filed herewith.

 ** To be filed by amendment.

                                   SIGNATURES

    Pursuant to the requirements of the Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirement for filing on Form S-1 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on November 3, 1999.

                                                       NETJEWELS.COM, INC.

                                                       By:             /s/ DANIEL BERKOVITS
                                                            -----------------------------------------
                                                                         Daniel Berkovits
                                                                     CHIEF EXECUTIVE OFFICER

    Pursuant to the requirements of the Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

    We, the undersigned officers and directors of NetJewels.com, Inc. hereby severally constitute and appoint Daniel Berkovits, our true and lawful attorney-in-fact and agent with full power of substitution for us and in our stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and all documents relating thereto, and to file the same, with all exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing necessary or advisable to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

                      SIGNATURE                                   TITLE                    DATE
                      ---------                                   -----                    ----
                 /s/ JACK BERKOVITS                    Chairman of the Board
     -------------------------------------------                                     November 3, 1999
                   Jack Berkovits

                                                       Chief Executive Officer,
                /s/ DANIEL BERKOVITS                     Principal Accounting
     -------------------------------------------         Officer and Director        November 3, 1999
                  Daniel Berkovits                       Chairman of the Board

                  /s/ BEN BERKOVITS                    President, Chief Operating
     -------------------------------------------         Officer and Director        November 3, 1999
                    Ben Berkovits

                                 EXHIBIT INDEX

 ** 1.1  Form of Underwriting Agreement
 ** 1.2  Form of Representative's Warrant Agreement
 ** 1.3  Form of Representative's Warrants (included in the form of
         Representative's Warrant Agreement
  * 3.1  Bylaws of Registrant
  * 3.2  Certificate of Incorporation dated June 21, 1999
  * 3.3  Amended Certificate of Incorporation dated September 29,
         1999
 ** 4.2  Form of Representative's Warrant (Included in Form of
         Representative's Warrant Agreement)
 ** 4.3  Specimen Common Stock Certificate
 ** 5.1  Opinion of Gersten, Savage & Kaplowitz, LLP
  *10.1  1999 Stock Option Plan
  *10.2  Employment Agreement between the Company and Daniel
         Berkovits.
  *10.3  Employment Agreement between the Company and Ben Berkovits.
  *10.4  Employment Agreement between the Company and Jack Berkovits
  *10.5  Merchandising Agreement between DG Jewellery of Canada Ltd.
         and theglobe.com, Inc.
 **10.6  Shopping Channel Promotional Agreement between the Company and America Online, Inc.
  *10.7  Partnership Vendor Agreement between DG Jewellery of Canada
         Ltd. and uBid.com, Inc.
 **10.8  Merchant Partner Agreement between DG Jewellery and
         2theMart.com, Inc.
 **10.9  Sales and Distribution Agreement between DG Jewellery and
         Iconomy.com, Inc.
 **10.10 Agreement between DG Jewellery and Factorytohome.com
 **10.11 Auction Agreement between iDeal International, Inc. and DG
         Jewellery
  *10.12 Intercompany Services Agreement between DG Jewelry and the
         Company.
 **10.13 Sales and Distribution Agreement between DG Jewelry and
         Espanol.com.
 **10.14 Sales and Distribution Agreement between DG Jewelry and
         DealDeal.com.
  *23.1  Consent of Schwartz Levitsky Feldman, Chartered Accountants.
 **23.2  Consent of Gersten, Savage & Kaplowitz, LLP (incorporated into Exhibit 5.1)
 **23.3  Consent of Albert Reichman
 **23.4  Consent of Greg Lerman
  *24.1  Power of Attorney (included on the signature page to this
         Registration Statement)
  *27    Financial Data Schedule

------------------------

*   Filed herewith.

**  To be filed by amendment.